UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12.
Athersys, Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Athersys, Inc.
3201 Carnegie Avenue
Cleveland, Ohio 44115-2634
To Our Stockholders:
You are invited to attend the 2019 Annual Meeting of Stockholders, or Annual Meeting, of Athersys, Inc. to be held at The Ritz-Carlton, 1515 W. 3rd Street, Cleveland, Ohio 44113 on Wednesday, June 12, 2019 at 8:30 a.m., Eastern Daylight Time. We are pleased to enclose the notice of our Annual Meeting, together with the proxy statement, the proxy and an envelope for returning the proxy.
You are asked to: (1) elect the seven Directors nominated by the Board of Directors; (2) ratify the appointment of Ernst & Young LLP as Athersys, Inc.’s independent auditors for the fiscal year ending December 31, 2019; (3) approve the Athersys, Inc. 2019 Equity and Incentive Compensation Plan; (4) approve, on an advisory basis, named executive officer compensation; and (5) recommend, on an advisory basis, the frequency of nonbinding advisory votes on named executive officer compensation.
Your Board of Directors unanimously recommends that you vote: “FOR” the election of each of the seven Director nominees named in the proxy statement; “FOR” the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2019; “FOR” the approval of the Athersys, Inc. 2019 Equity and Incentive Compensation Plan; “FOR” the approval, on an advisory basis, of named executive officer compensation; and “EVERY YEAR” as the frequency of nonbinding advisory votes on named executive officer compensation.
Please carefully review the proxy statement and then complete and sign your proxy and return it promptly. If you attend the Annual Meeting and decide to vote in person, you may withdraw your proxy at the meeting. You may also vote electronically at www.investorvote.com/ATHX or telephonically at 1-800-652-VOTE (8683) within the United States and Canada.
Your time and attention to this letter and the accompanying proxy statement and proxy are appreciated.

Sincerely,

/s/ Gil Van Bokkelen
Gil Van Bokkelen
Chairman and Chief Executive Officer
April 26, 2019

Athersys, Inc.
3201 Carnegie Avenue
Cleveland, Ohio 44115-2634
NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS ON
June 12, 2019
The 2019 Annual Meeting of Stockholders, or Annual Meeting, of Athersys, Inc., a Delaware corporation, will be held on Wednesday, June 12, 2019, at 8:30 a.m., Eastern Daylight Time, at The Ritz-Carlton, 1515 W. 3rd Street, Cleveland, Ohio 44113 for the following purposes:

(1)	To elect the seven Directors nominated by the Board of Directors;

(2)	To ratify the appointment of Ernst & Young LLP as Athersys, Inc.’s independent auditors for the fiscal year ending December 31, 2019;

(3)	To approve the Athersys, Inc. 2019 Equity and Incentive Compensation Plan;

(4)	To approve, on an advisory basis, named executive officer compensation;

(5)	To recommend, on an advisory basis, the frequency of nonbinding advisory votes on named executive officer compensation; and

(6)	To consider any other matters that may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record at the close of business on Wednesday, April 17, 2019 are entitled to vote at the Annual Meeting.

By Order of the Board of Directors

/s/ William Lehmann, Jr.
William Lehmann, Jr.
Secretary
April 26, 2019
Even if you expect to attend the Annual Meeting, please promptly complete, sign, date and mail the enclosed proxy card. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxies and vote in person if they so desire. You may also vote electronically at www.investorvote.com/ATHX or telephonically at 1-800-652-VOTE (8683) within the United States and Canada.

Athersys, Inc.
3201 Carnegie Avenue
Cleveland, Ohio 44115-2634
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 12, 2019
The 2019 Annual Meeting of Stockholders, or Annual Meeting, of Athersys, Inc., a Delaware corporation, which we refer to as the “Company,” “Athersys,” “we” and “us”, will be held on Wednesday, June 12, 2019, at 8:30 a.m., Eastern Daylight Time, at The Ritz-Carlton, 1515 W. 3rd Street, Cleveland, Ohio 44113.
This proxy statement is furnished in connection with the solicitation by the Board of Directors of the Company, which we refer to as the Board, of proxies to be used at the Annual Meeting. This proxy statement and the related proxy card are being mailed to stockholders commencing on or about May 1, 2019.
Stockholders of record of the Company at the close of business on Wednesday, April 17, 2019, or the Record Date, will be entitled to vote at the Annual Meeting. On the Record Date, 148,876,233 shares of common stock, par value $0.001 per share, of the Company, which we refer to as Common Stock, were outstanding and entitled to vote. Stockholders have no right to cumulative voting as to any matter, including the election of Directors. Each share of Common Stock is entitled to one vote. At the Annual Meeting, inspectors of election shall determine the presence of a quorum and shall tabulate the results of the vote of the stockholders. The holders of a majority of the total number of outstanding shares of Common Stock entitled to vote must be present in person or by proxy to constitute the necessary quorum for any business to be transacted at the Annual Meeting. Properly executed proxies marked “abstain,” as well as “broker non-votes,” as described below, will be considered “present” for purposes of determining whether a quorum has been achieved at the Annual Meeting.
Required Vote, Abstentions, Broker Non-Votes and Related Matters. Brokers or other nominees who hold shares of Common Stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the election of Directors or for the approval of other matters that are “non-routine,” without specific instructions from the beneficial owner. The vote required and the treatment of abstentions and broker non-votes for each proposal are described below.
Proposal One — Election of Directors is considered a non-routine matter, and without your instruction, your broker cannot vote your shares with respect to this proposal. Currently, the nominees for Director receiving the greatest number of votes cast at the Annual Meeting in person or by proxy shall be elected. Consequently, withheld votes and broker non-votes will have no impact in the election of Directors, except to the extent that the failure to vote for an individual may result in another individual receiving a larger number of votes. On March 13, 2019, the Board amended Article III, Section 2 of our bylaws to implement a majority voting standard for the election of Directors in uncontested Director elections. Accordingly, beginning in 2020, each Director shall be elected by the vote of a majority of the votes cast for the Director at any meeting for the election of Directors at which a quorum is present; provided, that if the number of candidates for Director exceeds the number of Directors to be elected, the Directors shall be elected by the affirmative vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of Directors. For this purpose, a majority of votes cast shall mean that the number of shares voted “for” a Director’s election exceeds 50% of the number of votes cast, and votes cast shall exclude abstentions and broker non-votes. In any uncontested election of Directors, any incumbent director nominee who does not receive the vote of the majority of votes cast shall promptly tender his or her resignation to the Board. The Board shall decide, taking into account the recommendation of the Nominations and Corporate Governance Committee of the Board, whether to accept or reject the tendered resignation, or whether other action should be taken.
Proposal Two — Ratification of the Appointment of Ernst & Young LLP as the Company’s Independent Auditors for the Fiscal Year Ending December 31, 2019 is considered to be a routine matter. Accordingly, we do not expect broker non-votes on this proposal. The affirmative vote of the holders of a majority of the shares cast for or against, in person or by proxy and entitled to vote, is necessary for the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2019. Under the Company’s bylaws, abstentions will have no effect on this proposal. As an advisory vote, the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2019 is not binding on the Company.
Proposal Three — Approval of the Athersys, Inc. 2019 Equity and Incentive Compensation Plan is considered a non-routine matter, and without your instruction, your broker cannot vote your shares with respect to this proposal. Approval of this proposal requires the affirmative vote of the majority of the votes cast, in person or by proxy, on such proposal at the Annual Meeting. Under the Company's bylaws, abstentions and broker non-votes will have no effect on this proposal as they will not be counted in determining the number of votes cast.
Proposal Four — Approval, on an Advisory Basis, of Named Executive Officer Compensation is considered a non-routine matter, and without your instruction, your broker cannot vote your shares with respect to this proposal. Approval of this proposal requires the affirmative vote of the majority of the votes cast for or against, in person or by proxy and entitled to vote, on such proposal at the Annual Meeting. Under the Company’s bylaws, abstentions and broker non-votes will have no effect on this proposal.
Proposal Five — Recommendation, on an Advisory Basis, of the Frequency of Nonbinding Advisory Votes on Named Executive Officer Compensation is considered a non-routine matter, and without your instruction, your broker cannot vote your shares with respect to this proposal. The frequency of the stockholder advisory vote on named executive officer compensation receiving the greatest number of votes (every year, every two years or every three years) will be considered the frequency recommended by stockholders. Abstentions and broker non-votes will have no effect on this proposal.
The shares of Common Stock represented by all valid proxies received will be voted in the manner specified on the proxies. Where specific choices are not indicated on a valid proxy, the shares of Common Stock represented by such proxies received will be voted: (i) for the election of each of the seven Director nominees named in this proxy statement; (ii) for the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2019; (iii) for the approval of the Athersys, Inc. 2019 Equity and Incentive Compensation Plan; (iv) for the approval, on an advisory basis, of named executive officer compensation; (v) “EVERY YEAR” as the frequency of nonbinding advisory votes on named executive officer compensation; and (vi) in accordance with the best judgment of the persons named in the enclosed proxy, or their substitutes, for any other matters that properly come before the Annual Meeting or any adjournment thereof.
Returning your completed proxy will not prevent you from voting in person at the Annual Meeting should you be present and desire to do so. In addition, you may revoke the proxy at any time prior to its exercise either by giving written notice to the Company or by submission of a later-dated proxy.

PROPOSAL ONE
ELECTION OF DIRECTORS
The Board currently consists of the following seven Directors, Gil Van Bokkelen, Lee E. Babiss, John J. Harrington, Hardy TS Kagimoto, Ismail Kola, Lorin J. Randall and Jack L. Wyszomierski, and their current term of office will expire at the Annual Meeting. At each annual stockholders’ meeting, Directors are elected for a one-year term and hold office until their successors are elected and qualified or until their earlier removal or resignation. Newly created directorships resulting from an increase in the authorized number of Directors or any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause may be filled by a majority vote of the remaining Directors then in office.
At the Annual Meeting, seven Directors are to be elected to hold office for a term of one year and until their successors are elected and qualified. The Board recommends that its nominees for Director be elected at the Annual Meeting. The nominees are Gil Van Bokkelen, Lee E. Babiss, John J. Harrington, Hardy TS Kagimoto, Ismail Kola, Lorin J. Randall and Jack L. Wyszomierski.
Also, pursuant to an Investor Rights Agreement, referred to herein as the Investor Rights Agreement, entered into on March 14, 2018 between the Company and HEALIOS K.K., referred to herein as Healios, Healios has the right to nominate (i) one Director to the Board, if Healios owns less than 15% but more than 5% of our outstanding Common Stock, and (ii) two Directors to the Board, provided that Healios owns at least 15% of our outstanding Common Stock, so long as, in either case, the Collaboration Expansion Agreement entered into between the Company and Healios in June 2018 remains in effect. Healios currently owns approximately 8% of our outstanding Common Stock, and Dr. Kagimoto has been nominated to continue to serve as Healios’ nominee to the Board.
If any nominee becomes unavailable for any reason or should a vacancy occur before the election, which events are not anticipated, the proxies will be voted for the election of such other person as a Director as the Board may recommend. Information regarding the nominees for Director is set forth below.
Gil Van Bokkelen, 58. Dr. Van Bokkelen has served as our Chief Executive Officer and Chairman since August 2000. Dr. Van Bokkelen co-founded Athersys in 1995 and has served as Chief Executive Officer and Director since the Company’s founding. Prior to May 2006, he also served as the Company’s President. Dr. Van Bokkelen is also the Chairman of the Board of Governors for the National Center for Regenerative Medicine. He serves on the board of the Alliance for Regenerative Medicine (and served as chairman from 2010 through 2012), a Washington D.C. based consortium of companies, patient advocacy groups, disease foundations, and clinical and research institutions that are committed to the advancement of the field of regenerative medicine, and served ex officio from 2013 to 2014. He has served on a number of other boards, including the Biotechnology Innovation Organization’s board of directors (from 2001 to 2004, and from 2008 to present). He received his Ph.D. in Genetics from Stanford University School of Medicine, his B.A. in Economics from the University of California at Berkeley, and his B.A. in Molecular Biology from the University of California at Berkeley.
Dr. Van Bokkelen brings to the Board leadership, extensive business, operating, financial and scientific experience, and tremendous knowledge of our Company and the biotechnology industry. Dr. Van Bokkelen also brings his broad strategic vision for our Company to the Board of Directors and his service as the Chairman and Chief Executive Officer of Athersys creates a critical link between management and the Board, enabling the Board to perform its oversight function with the benefit of management’s perspectives on the business. In addition, having the Chief Executive Officer, and Dr. Van Bokkelen, in particular, on our Board of Directors provides our Company with ethical, decisive and effective leadership.
Lee E. Babiss, 63. Dr. Babiss has served as Lead Director since October 2013 and a Director since August 2010. Dr. Babiss is currently Chief Executive Officer of Gotham Therapeutics Corp., a biotechnology company focused on the discovery and development of small molecule medicines targeting the RNA epitranscriptome, where he has served since 2017.

Previously, Dr. Babiss was the CEO of X-Rx, Inc., a biotechnology company focused on the rapid and cost-effective discovery and development of small molecule medicines, where he served from 2012 until his appointment at Gotham Therapeutics. Dr. Babiss was the Chief Scientific Officer and Executive Vice President of Discovery Innovation of PPD, Inc., a clinical research organization, where he served from February 2010 to 2016. Dr. Babiss was formerly President and Director of Global Pharmaceutical Research at Roche, a pharmaceutical company, from 1998 until his appointment at PPD. Prior to Roche, Dr. Babiss spent seven years with Glaxo, Inc., now GlaxoSmithKline, a pharmaceutical company, where he held senior positions, including Vice President of Biological Sciences and Genetics. Dr. Babiss received his doctorate in Microbiology from Columbia University and completed his postdoctoral fellowship at the Rockefeller University, where he served as an assistant and associate professor. Dr. Babiss has received numerous fellowship awards and grants and serves on several scientific advisory committees and boards. Dr. Babiss has published over 60 peer-reviewed scientific papers.
Dr. Babiss brings over 20 years of experience developing and leading research and development programs. His strategic leadership and product development knowledge provide a valuable perspective to the Board.
John J. Harrington, 51. Dr. Harrington co-founded Athersys in 1995 and has served as our Chief Scientific Officer, Executive Vice President and Director since our founding. Dr. Harrington led the development of the RAGE® technology, as well as its application for gene discovery, drug discovery and commercial protein production applications. He is a listed inventor on over 20 issued or pending United States patents, has authored numerous scientific publications and has received numerous awards for his work, including being named one of the top international young scientists by MIT Technology Review in 2002. Dr. Harrington has overseen the therapeutic product development programs at Athersys since their inception, and is also focused on the clinical development and manufacturing of MultiStem®. During his career, he has also held positions at Amgen and Scripps Clinic. He received his B.A. in Biochemistry and Cell Biology from the University of California at San Diego and his Ph.D. in Cancer Biology from Stanford University.
Dr. Harrington’s scientific experience and deep understanding of our Company, combined with his drive for innovation and excellence, position him well to serve on the Board of Directors.
Hardy TS Kagimoto, M.D., 42. Dr. Kagimoto joined our Board of Directors in June of 2018. Dr. Kagimoto founded Healios (Tokyo Security Exchange Mothers: 4593), a biotechnology company leading the field of developing iPS cell-based products, where he serves as Chairman, Chief Executive Officer and President. Dr. Kagimoto is a serial entrepreneur and obsessed with the concept of curing as many patients as possible through technology. Dr. Kagimoto’s first biotech company was Aqumen Biopharmaceuticals, K.K., which he founded in 2005, and served as its Chairman, Chief Executive Officer and President. Aqumen successfully launched BBG (Brilliant Blue G), which gained de-facto-standard status in the ophthalmology community, globally. He then founded Healios in 2011 with the vision to create a world-leading regenerative cell therapy company. He brought Healios public in 2015 and is currently running clinical trials for ischemic stroke and acute respiratory distress syndrome (“ARDS”) in Japan with MultiStem cell’s immune moderation effect. Healios holds the global exclusive rights for iPS cell-based retinal pigment epithelium cell implantation from the Riken Center for Developmental Biology, which is now running world’s first clinical research using both autologous and allogeneic, HLA-matched iPS cells for wet type age-related macular degeneration. Healios also holds the global exclusive rights for organ bud technology, which mimics the generation of organ, opening the door to supplement the shortage of donors of various organ transplantation. In addition to those developing products, Healios has begun working on the production of next-generation iPS cells with little risk of immune rejection regardless of the HLA type using gene editing technology and next-generation immune oncology cells by combining iPS cell technology and gene editing technology. Dr. Kagimoto received his medical degree from Kyushi University, which is where he developed BBG that was commercialized through his establishment of Aqumen.
Dr. Kagimoto brings his experience of taking products from discovery through commercialization, his vision for the rapid progression of regenerative medicine products to treat disease and enrich quality of life, and his entrepreneurial and strategic expertise to the Board.
Ismail Kola, 61. Dr. Kola has served as a Director since October 2010. Dr. Kola was Executive Vice President of UCB S.A. in Belgium, a biopharmaceutical company dedicated to the development of innovative medicines focused on the fields of central nervous system and immunology disorders, and President and Chief Scientific Officer of UCB New Medicines, UCB’s discovery research through to proof-of-concept in man organization, from November 2009 until his retirement in December 2017. Dr. Kola was formerly Senior Vice President, Discovery Research and Early Clinical Research & Experimental Medicine at Schering-Plough Research Institute, the

pharmaceutical research arm of Schering-Plough Corporation, a pharmaceutical company, and Chief Scientific Officer at Schering-Plough Corporation, from March 2007 until his appointment at UCB. Prior to Schering-Plough, Dr. Kola held senior positions from January 2003 to March 2007 at Merck, a pharmaceutical company, where he was Senior Vice President and Site Head, Basic Research. From 2000 to 2003, Dr. Kola was Vice President, Research, and Global Head, Genomics Science and Biotechnology, at Pharmacia Corporation, a pharmaceutical company.
Prior to his position with Pharmacia, Dr. Kola spent 15 years as Professor of Human Molecular Genetics and was Director of the Centre for Functional Genomics and Human Disease at Monash Medical School in Australia. Dr. Kola received his Ph.D. in Medicine from the University of Cape Town, South Africa, his B.Sc. from the University of South Africa, and his B.Pharm. from Rhodes University, South Africa. Dr. Kola served on the board of directors of Biotie Therapies, Inc. (NASDAQ: BITI) (and previously Synosia, who merged with Biotie) from February 2011 until May 2016 when it was sold to Acorda Therapeutics, where he also served on the compensation committee. Dr. Kola served on the boards of directors of Astex Therapeutics (NASDAQ: ASTX) from May 2010 until its sale to Otsuka Pharmaceuticals in October 2013, Ondek Pty Ltd from 2009 to 2011, and Promega Corporation from 2003 to 2007. Since January 2018, he has been a director of Mobius Medical, a start-up company and since July 2018, he has been a director of Infinion Biopharma. Dr. Kola has authored over 150 technical publications in scientific and medical journals and is the named inventor on at least a dozen patents. Dr. Kola holds Adjunct Professorships of Medicine at Washington University in St. Louis, Missouri, and Monash University Medical School; a Foreign Adjunct Professorship at the Karolinska Institute in Stockholm, Sweden; and was elected William Pitt Fellow at Pembroke College, Cambridge University, UK in 2008. Dr. Kola has also been appointed a Visiting Professor at Oxford University, Nuffield School of Medicine, Oxford UK, since September 2012.
Dr. Kola has led numerous teams that have brought a large number of medicines successfully to the market. Dr. Kola’s experience and leadership in taking numerous drugs from the research stage to market or late stage development brings a unique and valuable perspective to our Board.
Lorin J. Randall, 75. Mr. Randall has served as a Director since September 2007. Mr. Randall is an independent financial consultant and previously was Senior Vice President and Chief Financial Officer of Eximias Pharmaceutical Corporation, a development-stage drug development company, from 2004 to 2006. From 2002 to 2004, Mr. Randall served as Senior Vice President and Chief Financial Officer of i-STAT Corporation, a publicly-traded manufacturer of medical diagnostic devices that was acquired by Abbott Laboratories in 2004. From 1995 to 2001, Mr. Randall was Vice President and Chief Financial Officer of CFM Technologies, Inc., a publicly-traded manufacturer of semiconductor manufacturing equipment. Mr. Randall currently serves on the boards of directors of Acorda Therapeutics, Inc. (NASDAQ: ACOR) since 2006, where he serves as audit committee chairman and serves on the nominations and governance committee, and since 2016, Aurinia, Inc. (NASDAQ: AUPH; TSX: AUP), where he serves as chair of the audit committee and lead independent director. He previously served on the boards of directors of Tengion, Inc. (OTCQB: TNGN) from 2008 to 2014, where he served as chairman of the audit committee and a member of the compensation committee, Opexa Therapeutics, Inc. (NASDAQ: OPXA) from 2007 to 2009, where he served as chair of the audit committee, and Nanosphere, Inc. (NASDAQ: NSPH) from 2008 to 2016 where he served as chairman of the board and chairman of the audit committee. Mr. Randall received a B.S. in accounting from The Pennsylvania State University and an M.B.A. from Northeastern University.
Mr. Randall’s strong financial and human resources background and his service on the audit and compensation committees of other companies provides expertise to the Board, including an understanding of financial statements, compensation policies and practices, corporate finance, developing and maintaining effective internal controls, accounting, employee benefits, investments and capital markets. These qualities also formed the basis for the Board’s decision to appoint Mr. Randall as chairman of the Audit Committee and the Compensation Committee.
Jack L. Wyszomierski, 63. Mr. Wyszomierski has served as a Director since June 2010. From 2004 until his retirement in June 2009, Mr. Wyszomierski served as the Executive Vice President and Chief Financial Officer of VWR International, LLC, a supplier and distributor of laboratory supplies, equipment and supply chain solutions to the global research laboratory industry. From 1982 to 2004, Mr. Wyszomierski held positions of increasing responsibility within the finance group at Schering-Plough Corporation, a pharmaceutical company, culminating with his appointment as Executive Vice President and Chief Financial Officer in 1996. Prior to joining Schering-Plough, he was responsible for capitalization planning at Joy Manufacturing Company, a producer of mining equipment, and was a management consultant at Data Resources, Inc., a distributor of economic data. Mr. Wyszomierski currently serves on the board of directors of SiteOne Landscape Supply, Inc. (NYSE: SITE) since

2016, where he serves as chairman of the nominations and governance committee and a member of the audit committee, Solenis, Inc., a privately held chemicals company since 2014, where he serves as chairman of the audit committee and a member of the compensation committee, Xoma Corporation (NASDAQ: ZOMA) since 2010, where he serves as chairman of the compensation committee and a member of the audit committee, and Exelixis, Inc. (NASDAQ: EXEL) since 2004, where he serves as chairman of the audit committee and a member of the nominations and governance committee. Mr. Wyszomierski was also a member of the board of directors and chairman of the audit committee at Unigene Laboratories, Inc. (OTC: UGNE). Mr. Wyszomierski holds a M.S. in Industrial Administration and a B.S. in Administration, Management Science and Economics from Carnegie Mellon University.
Mr. Wyszomierski’s extensive financial reporting, accounting and finance experience and his service on the audit committees of other public companies, as well as his experience in the healthcare and life sciences industries, provides financial expertise to the Board, including an understanding of financial statements, corporate finance, developing and maintaining effective internal controls, accounting, investments and capital markets.
The Board unanimously recommends that stockholders vote FOR the election of each of the seven Director nominees named in this proxy statement.

THE BOARD OF DIRECTORS AND ITS COMMITTEES
Director Independence
The Board reviews the independence of each Director at least annually. During these reviews, the Board will consider transactions and relationships between each Director (and his or her immediate family and affiliates) and the Company and our management to determine whether any such transactions or relationships are inconsistent with a determination that the Director was independent. The Board conducted its annual review of Director independence to determine if any transactions or relationships exist that would disqualify any of the individuals who serve as a Director under the rules of the NASDAQ Capital Market, or NASDAQ, or require disclosure under Securities and Exchange Commission, or SEC, rules. Based upon the foregoing review, the Board determined the following individuals are independent under the rules of the NASDAQ: Dr. Babiss, Dr. Kola, Mr. Randall and Mr. Wyszomierski. Currently, we have two members of management who also serve on the Board, Dr. Van Bokkelen, who is also our Chairman and Chief Executive Officer, and Dr. Harrington, who is our Executive Vice President and Chief Scientific Officer. Dr. Kagimoto is Chairman, Chief Executive Officer and President of Healios; the Company and Healios are parties to a licensing arrangement pursuant to which Athersys has received, and is expected to continue to receive, significant payments. Dr. Van Bokkelen, Dr. Harrington and Dr. Kagimoto are not considered independent under the independence rules of the NASDAQ.
The Board held fifteen meetings during fiscal year 2018. All of the Directors attended at least 75% of the total meetings held by the Board of Directors and by all committees on which he served during fiscal year 2018.
Attendance at Annual Meeting
Although the Company does not have a policy with respect to attendance by the Directors at the Annual Meeting, Directors are encouraged to attend. The Company held an annual meeting of stockholders last year, which was attended by all of the seven Directors.
Committees
The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominations and Corporate Governance Committee. The Board of Directors has adopted a written charter for each of its committees. These charters, as well as our Code of Business Conduct and Ethics, are posted and available under the Investor page on our website at www.athersys.com. Stockholders may request copies of these corporate governance documents, free of charge, by writing to Athersys, Inc., 3201 Carnegie Avenue, Cleveland, Ohio 44115, Attention: Corporate Secretary.
Audit Committee
The Audit Committee is responsible for overseeing the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Audit Committee is also directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditors, including the resolution of disagreements between management and the auditors regarding financial reporting. Additionally, the Audit Committee approves all related-party transactions that are required to be disclosed pursuant to Item 404 of Regulation S-K. The current members of the Audit Committee are Mr. Randall, Dr. Babiss and Mr. Wyszomierski. The Board of Directors has determined that each of Mr. Randall and Mr. Wyszomierski is an “audit committee financial expert,” as defined in Item 407(d)(5)(ii) of Regulation S-K, and an “independent director,” as defined in the NASDAQ listing standards. The Audit Committee held five meetings during fiscal year 2018.
Compensation Committee
The Compensation Committee is responsible for, among other things, annually reviewing and approving, or recommending to the Board of Directors for approval, the salaries and other compensation, including stock incentives, of our executive officers, including our Chief Executive Officer. The Compensation Committee is also responsible for reviewing and recommending to the Board of Directors, with guidance from independent compensation consultants, as appropriate, the compensation of our non-employee Directors, engaging and determining the fees of compensation consultants, if any, and overseeing regulatory compliance with respect to compensation matters. The Compensation Committee reviews, or recommends to the Board of Directors for approval, corporate goals and objectives relevant to the compensation of the executive officers and evaluates the performance of the executive officers in light of those corporate goals and objectives. The Compensation Committee also considers the duties and responsibilities of the executive officers and approves, or recommends to the Board of Directors for approval, the compensation levels for those executive officers based on those evaluations and any other factors as it deems appropriate. In determining or recommending, as applicable, incentive compensation, the Compensation Committee also considers the Company’s performance and relative stockholder return, the value of similar awards to executive officers of comparable companies, and the awards given to the Company’s executive officers in past years. The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee. For more information regarding the role of our Chief Executive Officer and compensation consultants in determining executive and director compensation, please see “Executive Compensation – Role of the Chief Executive Officer” and “– Role of the Independent Compensation Consultant” below. The current members of the Compensation Committee are Mr. Randall, Dr. Babiss and Mr. Wyszomierski. The Compensation Committee held two meetings during fiscal year 2018.
Nominations and Corporate Governance Committee
The Nominations and Corporate Governance Committee is responsible for, among other things, evaluating and recommending to the Board of Directors qualified nominees for election as Directors and qualified Directors for committee membership, as well as developing and recommending to the Board corporate governance principles applicable to the Company. The current members of the Nominations and Corporate Governance Committee are Dr. Babiss, Mr. Randall, Dr. Kola and Mr. Wyszomierski. The Nominations and Corporate Governance Committee held two meetings during fiscal year 2018.
The Nominations and Corporate Governance Committee identifies individuals qualified to become members of the Board of Directors and recommends candidates to the Board to fill new or vacant positions. Except as may be required by rules promulgated by NASDAQ or the SEC, there are currently no specific, minimum qualifications that must be met by each candidate for the Board of Directors, nor are there specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess. In recommending candidates, the Nominations and Corporate Governance Committee considers such factors as it deems appropriate, consistent with criteria approved by the Board of Directors. These factors may include judgment, skill, diversity, integrity, experience with businesses and other organizations of comparable size, experience in corporate governance, experience in business and human resource management, the interplay of the candidate’s experience with the experience of other members of the Board of Directors and the extent to which the candidate would be a desirable addition to the Board of Directors and any committees of the Board. When considering diversity, the Nominations and Corporate Governance Committee considers the breadth and diversity of experience brought by the various nominees for Director in functional areas including pharmaceutical, capital markets, biotechnology, clinical and financial. The Nominations and Corporate Governance Committee recommends candidates to the Board of Directors based on these factors and also considers possible conflicts of interest when making its recommendations to the Board.
The Nominations and Corporate Governance Committee also has used an independent search firm in identifying potential director candidates. Historically, as needed, the search firm has performed initial screenings of candidates, prepared candidate biographies, evaluated candidates’ credentials and conducted reference checks.
The Nominations and Corporate Governance Committee will give appropriate consideration to qualified persons recommended by stockholders for nomination as our Directors, provided that the stockholder delivers written notice to the Secretary of the Company, which contains the following information:

•	the name and address of the stockholder and each Director nominee;

•	a representation that the stockholder is entitled to vote and intends to appear in person or by proxy at the meeting;

•	a description of any and all arrangements or understandings between the stockholder and each nominee;

•	such other information regarding the nominee that would have been required to be included by the SEC in a proxy statement had the nominee been named in a proxy statement;

•	a brief description of the nominee’s qualifications to be a Director; and

•	the written consent of the nominee to serve as a Director if so elected.
The Nominations and Corporate Governance Committee evaluates candidates proposed by stockholders, if any, using the same criteria as for other candidates not nominated by stockholders.

Board Leadership Structure
We operate in a complex and dynamic industry. Therefore, the Board believes that our Chief Executive Officer is the most appropriate person to serve as our Chairman because he possesses in-depth knowledge of the issues, opportunities and challenges facing our business. Because of this knowledge and insight, he is in the best position to effectively identify strategic opportunities and priorities and to lead the discussion for the execution of the Company’s strategies and achievement of its objectives. As Chairman, our Chief Executive Officer is able to:

•	focus the Board on the most significant strategic goals and risks of our businesses;

•	utilize the individual qualifications, skills and experience of the other members of the Board in order to maximize their contributions to the Board;

•	ensure that each other member of the Board has sufficient knowledge and understanding of our businesses to enable him to make informed judgments; and

•	facilitate the flow of information between the Board and management of the Company.
The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategic development and execution of our business strategies, which is essential to effective governance. In an effort to further enhance our governance, the Board appointed Lee E. Babiss as our “Lead Director,” and he has served in that role since 2013. The roles and responsibilities of the Lead Director include:

•	providing general leadership of the affairs of the independent Directors;

•	presiding over all executive sessions of the Board;

•	serving as primary liaison between the independent Directors and the Chairman and Chief Executive Officer, including facilitating organization and communication among the independent Directors;

•	in conjunction with the Nominations and Corporate Governance Committee, identifying underperforming Directors and providing appropriate counseling for improvement;

•	providing advice and consultation to the Chairman and Chief Executive Officer;

•	being available to discuss with any Director any concerns that he may have regarding the Board, the Company or the management team; and

•	fulfilling such other duties as the Board may provide from time to time.
The Board’s Role in Risk Oversight
The Board oversees the risk management of the Company. The full Board of Directors, as supplemented by the appropriate board committee in the case of risks that are overseen by a particular committee, reviews information provided by management in order for the Board to oversee its risk identification, risk management and risk mitigation strategies. The Board committees assist the full Board’s oversight of our material risks by focusing on risks related to the particular area of concentration of the relevant committee. For example, our Compensation Committee oversees risks related to our executive compensation plans and arrangements, our Audit Committee oversees the financial reporting and control risks, and our Nominations and Corporate Governance Committee oversees risks associated with the independence of the Board and potential conflicts of interest. Each committee reports on these discussions of the applicable relevant risks to the full Board during the committee reports portion of each Board meeting, as appropriate. The full Board incorporates the insight provided by these reports into its overall risk management analysis. We believe that the Board leadership structure complements our risk management structure because it allows our independent directors, through independent committees, to exercise effective oversight of the actions of management in identifying risks and implementing effective risk management policies and controls.
Certain Relationships and Related Person Transactions
We give careful attention to related person transactions because they may present the potential for conflicts of interest. We refer to “related person transactions” as those transactions, arrangements, or relationships in which:

•	we were, are or are to be a participant;

•	the amount involved exceeds $120,000; and

•	any of our Directors, executive officers or greater-than five percent stockholders (or any of their immediate family members) had or will have a direct or indirect material interest.

To identify related person transactions in advance, we rely on information supplied by our executive officers, Directors and certain significant stockholders. We maintain a comprehensive written policy for the review, approval or ratification of related person transactions, and our Audit Committee reviews all related person transactions identified by us. The Audit Committee approves or ratifies only those related person transactions that are determined by it to be, under all of the circumstances, in the best interest of the Company and its stockholders. Other than our arrangement with Healios as described below, no related person transactions occurred in fiscal 2018 that required a review by the Audit Committee.
Since 2016, we have had a collaboration with Healios to develop and commercialize MultiStem for the treatment of certain indications in Japan pursuant to the terms of a license agreement. In March 2018, we entered into a letter of intent to significantly expand Healios’ license to develop MultiStem products pursuant to the terms of a collaboration expansion agreement. In connection with the entry into the letter of intent, Healios purchased 12,000,000 shares of our Common Stock and a warrant to purchase up to an additional 20,000,000 shares of Common Stock for $21.1 million and, thereby, became an owner of greater than 5% of our outstanding Common Stock.
On June 6, 2018, we entered into the collaboration expansion agreement with Healios. The expansion of the Healios collaboration included, among other things, an exclusive license to our technology for the development and commercialization of additional indications, including (i) acute respiratory distress syndrome in Japan, (ii) certain ophthalmological indications worldwide, (iii) the treatment of diseases of the liver, kidney, pancreas and intestinal tissue through administration of our products in combination with cells derived from induced pluripotent stem cells in Japan, and (iv) the use of MultiStem cells for Healios' organ bud technology for all organ diseases worldwide. In 2018, we received a total of $22.8 million from Healios pursuant to the terms of the collaboration expansion agreement and our licensing arrangements after March 13, 2018, which is the date that Healios became a greater than 5% Common Stock owner. Additionally, in December 2018, Healios paid us $2.0 million to extend an exclusive right of first negotiation with respect to an exclusive option to license certain disease indications for development and commercialization in China.
Communications with Directors
Information regarding how our stockholders and other interested parties may communicate with the Board of Directors as a group, with the non-management Directors as a group, or with any individual Director is included on the About Us page under “Contact the Board” on our website at www.athersys.com.

PROPOSAL TWO
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR
THE FISCAL YEAR ENDING DECEMBER 31, 2019
The Audit Committee of the Board has appointed Ernst & Young LLP as the independent auditors of the Company to examine the financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2019. During fiscal year 2018, Ernst & Young LLP examined the financial statements of the Company and its subsidiaries, including those set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.
Although stockholder approval of this appointment is not required by law or binding on the Audit Committee, the Board believes that stockholders should be given the opportunity to express their views. If the stockholders do not ratify the appointment of Ernst & Young LLP as the Company’s independent auditors, the Audit Committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young LLP.
It is expected that representatives of Ernst & Young LLP will attend the Annual Meeting, with the opportunity to make a statement if they so desire, and will be available to answer appropriate questions.
Required Vote
The affirmative vote of the holders of a majority of the votes cast for or against, in person or by proxy and entitled to vote, is necessary for the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2019. Under the Company’s bylaws, abstentions will have no effect on this proposal. As this proposal is considered to be a routine matter, we do not expect broker non-votes on this proposal. As an advisory vote, the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2019 is not binding on the Company.
The Board unanimously recommends that stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2019.
Principal Accountant Fees and Services
Audit Fees. Fees paid to Ernst & Young LLP for the audit of the annual consolidated financial statements included in the Company’s Annual Reports on Form 10-K, for the reviews of the consolidated financial statements included in the Company’s Forms 10-Q and for services related to registration statements were $991,050 for the fiscal year ended December 31, 2018 and $793,280 for the fiscal year ended December 31, 2017. The increase in fees relates to the implementation of the new revenue recognition standard and other complex areas of accounting, as well as the implementation of a new enterprise resources planning platform in 2018.
Audit-Related Fees. Fees paid to Ernst & Young LLP for audit-related services in 2018 and 2017 were $4,500 and $62,500, respectively. Approximately half of the 2017 fees related to preparations for adoption of the new revenue recognition standard and the other half were related to a grant-required attestation.
Tax Fees. Fees paid to Ernst & Young LLP associated with tax compliance and tax consultation were $83,580 and $66,300 for the fiscal years ended December 31, 2018 and 2017, respectively. The increase related primarily to tax consultations associated with tax reform as well as fees related to international tax considerations.
All Other Fees. There were no other fees paid to Ernst & Young LLP in 2018 or 2017.
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee has adopted a formal policy on auditor independence requiring the pre-approval by the Audit Committee of all professional services rendered by the Company’s independent auditor prior to the commencement of the specified services.
For the fiscal year ended December 31, 2018, 100% of the services described above were pre-approved by the Audit Committee in accordance with the Company’s formal policy on auditor independence.

AUDIT COMMITTEE REPORT
The Audit Committee of the Board is composed of at least three Directors who are independent and operates under a written Audit Committee charter adopted and approved by the Board. The Audit Committee annually selects the Company’s independent auditors. The written charter of the Audit Committee is posted and available under the Investor page under “Corporate Governance” on our website at www.athersys.com.
Management is responsible for the Company’s internal controls and financial reporting process. Ernst & Young LLP, the Company’s independent auditor, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards, issuing a report thereon and assessing the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to provide oversight to these processes.
In fulfilling its oversight responsibility, the Audit Committee relies on the accuracy of financial and other information, opinions, reports and statements provided to the Audit Committee. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Nor does the Audit Committee’s oversight assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or the audited financial statements are presented in accordance with generally accepted accounting principles.
The Audit Committee has reviewed and discussed with the Company’s management and Ernst & Young LLP the audited financial statements of the Company for the year ended December 31, 2018. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard 1301, “Communications with Audit Committees.”
The Audit Committee has also received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP such independent auditors’ independence. The Audit Committee has also considered whether Ernst & Young LLP’s provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s financial statements is compatible with maintaining their independence.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.
Audit Committee
Board of Directors
Lorin J. Randall
Lee E. Babiss
Jack L. Wyszomierski

PROPOSAL THREE

APPROVAL OF THE ATHERSYS, INC. 2019 EQUITY AND INCENTIVE COMPENSATION PLAN
General
On April 18, 2019, upon recommendation by the Compensation Committee, the Board approved and adopted, subject to the approval of the Company’s stockholders at the Annual Meeting, the Athersys, Inc. 2019 Equity and Incentive Compensation Plan (the “2019 Plan”) to succeed the Athersys, Inc. Amended and Restated 2007 Long-Term Incentive Plan, including as amended or amended and restated (the “2007 Plan”). We sometimes refer to the 2007 Plan as the “Predecessor Plan.”
The Board is recommending that the Company’s stockholders vote in favor of the 2019 Plan. The 2019 Plan will continue to afford the Compensation Committee the ability to design compensatory awards that are responsive to the Company’s needs and includes authorization for a variety of awards designed to advance the interests and long-term success of the Company by encouraging stock ownership among officers and other employees of the Company and its subsidiaries, certain consultants or other service providers to the Company and its subsidiaries, and non-employee directors of the Company. You are being asked to approve the 2019 Plan.
Stockholder approval of the 2019 Plan would constitute approval of up to 15,000,000 new shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) available for awards under the 2019 Plan. The 2019 Plan will also include shares of Common Stock that remain available for issuance under our previously approved Predecessor Plan as of the approval date for the 2019 Plan, as described below and in the 2019 Plan, with such amount subject to adjustment, including under the share counting rules. This number of remaining shares was 3,483,912 as of December 31, 2018. The Board recommends that you vote to approve the 2019 Plan. If the 2019 Plan is approved by stockholders at the Annual Meeting, it will be effective as of the day of the Annual Meeting, and no further grants will be made on or after such date under the Predecessor Plan. Outstanding awards under the Predecessor Plan, however, will continue in effect in accordance with their terms. If the 2019 Plan is not approved by our stockholders, no awards will be made under the 2019 Plan, and the Predecessor Plan will remain in effect.
The actual text of the 2019 Plan is attached to this proxy statement as Appendix A. The following description of the 2019 Plan is only a summary of its principal terms and provisions and is qualified by reference to the actual text as set forth in Appendix A.
Why We Believe You Should Vote for this Proposal
The 2019 Plan authorizes the Compensation Committee to provide cash awards and equity-based compensation in the form of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance shares, performance units, dividend equivalents, and certain other awards, including those denominated or payable in, or otherwise based on, Common Stock, for the purpose of providing our non-employee directors and officers and other employees of the Company and its subsidiaries, and certain consultants and other service providers of the Company and its subsidiaries, incentives and rewards for service and/or performance. Some of the key features of the 2019 Plan that reflect our commitment to effective management of equity and incentive compensation are set forth below.
We believe our future success depends in part on our ability to attract, motivate and retain high quality employees and directors and that the ability to provide equity-based and incentive-based awards under the 2019 Plan is critical to achieving this success. We would be at a severe competitive disadvantage if we could not use stock-based awards to recruit and compensate our employees and directors. The use of Common Stock as part of our compensation program is also important because equity-based awards are an essential component of our compensation program for key employees, as they help link compensation with long-term stockholder value creation and reward participants based on service and/or performance.
As of April 1, 2019, only 3,459,825 shares of Common Stock remained available for issuance under the 2007 Plan. If the 2019 Plan is not approved, we may be compelled to increase significantly the cash component of our employee and director compensation, which approach may not necessarily align employee and director compensation interests with the investment interests of our stockholders. Replacing equity awards with cash also would increase cash compensation expense and use cash that could be better utilized if reinvested in our business or returned to our stockholders.
The following includes aggregated information regarding our view of the overhang and dilution associated with the Predecessor Plan and the potential dilution associated with the 2019 Plan. This information is as of April 1, 2019. As of that date, there were approximately 148,276,233 shares of Common Stock outstanding:

•	Outstanding full-value awards (RSUs): 1,444,128 shares (approximately 1.0% of our outstanding Common Stock);

•
Outstanding stock options: 10,986,889 shares (approximately 7.4% of our outstanding Common Stock) (outstanding stock options have a weighted average exercise price of $1.87 and a weighted average remaining term of 7.13 years);

•	In summary, total Common Stock subject to outstanding awards, as described above (RSUs and stock options): 12,431,017 shares (approximately 8.4% of our outstanding Common Stock);

•
Total Common Stock available for future awards under the 2007 Plan: 3,459,825 shares (approximately 2.3% of our outstanding Common Stock) (however, as noted above, no further grants will be made under the 2007 Plan upon the effective date of the 2019 Plan, so we view remaining shares under the 2007 Plan as “rolling into” the new 2019 Plan based on the design of the new 2019 Plan);

•
In summary, the total number of shares of Common Stock subject to outstanding awards (12,431,017 shares), plus the total number of shares of Common Stock available for future awards under the 2007 Plan (3,459,825 shares), represents a current overhang percentage of 10.7% (in other words, the potential dilution of our stockholders represented by the Predecessor Plan);

•
Proposed Common Stock available for awards under the 2019 Plan: 15,000,000 new shares (approximately 10.1% of our outstanding Common Stock - this percentage reflects the simple dilution of our stockholders that would occur if the 2019 Plan is approved) plus 3,483,912 shares that were available as of December 31, 2018 under the 2007 Plan, or an aggregate of 18,483,912 shares (approximately 12.4% of our outstanding Common Stock), minus any shares subject to awards granted under the 2007 Plan since December 31, 2018, all subject to adjustment, including under the share counting rules; and

•
The total Common Stock subject to outstanding awards as of April 1, 2019 (12,431,017 shares), plus the proposed Common Stock available for future awards under the 2019 Plan (up to 18,483,912 shares), represent a total overhang of 30,914,929 shares (20.8%) under the 2019 Plan.

Based on the closing price on the NYSE for our Common Stock on April 1, 2019 of $1.50 per share, the aggregate market value as of April 1, 2019 of the up to 18,483,912 shares of Common Stock requested under the 2019 Plan was $27,725,868.
In fiscal years 2016, 2017, and 2018, we granted awards (stock options and RSUs) under the 2007 Plan covering 3,773,552 shares, 3,651,200 shares and 3,222,700 shares, respectively. Based on our basic weighted average Common Stock outstanding for those three fiscal years of 84,715,471, 112,053,369 and 136,640,597, respectively, for the three-fiscal-year period 2016-2018, our average burn rate, not taking into account forfeitures, was 3.2% (our individual years’ burn rates were 4.5% for fiscal 2016, 3.3% for fiscal 2017 and 2.4% for fiscal 2018).
In determining the number of shares to request for approval under the 2019 Plan, our management team worked with the Compensation Committee to evaluate a number of factors, including our recent share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the 2019 Plan.
If the 2019 Plan is approved, we intend to utilize the shares authorized under the 2019 Plan to continue our practice of incentivizing key individuals through equity grants. We currently anticipate that the shares requested in connection with the approval of the 2019 Plan will last for about three years, based on our historic grant rates, new hiring and the approximate current share price, but could last for a different period of time if actual practice does not match recent rates or our share price changes materially. As noted below, our Compensation Committee retains full discretion under the 2019 Plan to determine the number and amount of awards to be granted under the 2019 Plan, subject to the terms of the 2019 Plan, and future benefits that may be received by participants under the 2019 Plan are not determinable at this time.
We believe that we have demonstrated a commitment to sound equity compensation practices in recent years. We recognize that equity compensation awards dilute stockholders’ equity, so we have carefully managed our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical share usage has been responsible and mindful of stockholder interests, as described above.
In evaluating this proposal, stockholders should consider all of the information in this proposal.
2019 Plan Highlights
Below are certain highlights of the 2019 Plan:
Reasonable 2019 Plan Limits. Generally, awards under the 2019 Plan are limited to 18,483,912 shares of Common Stock minus, as of the effective date of the 2019 Plan, one share of Common Stock for every share of Common Stock subject to an award granted under the 2007 Plan between December 31, 2018 and the effective date of the 2019 Plan, and plus shares subject to any forfeitures (or similar events) that occur under the 2007 Plan. This design means that we are essentially “rolling into” the new 2019 Plan the shares that we have remaining under the 2007 Plan. These shares may be shares of original issuance or treasury shares, or a combination of the two.
The 2019 Plan also provides that, subject as applicable to adjustment and the applicable Common Stock counting provisions as described in the 2019 Plan:

•	the aggregate number of shares of Common Stock actually issued or transferred upon the exercise of Incentive Stock Options (as defined below) will not exceed 15,000,000 shares of Common Stock; and

•
no non-employee director will be granted, in any one calendar year, (1) awards under the 2019 Plan, in the aggregate, with respect to more than 150,000 shares of Common Stock, plus (2) other compensation for such service in excess of $150,000 in cash.

Limited Share Recycling Provisions. Subject to certain exceptions described in the 2019 Plan, if any award granted under the 2019 Plan (in whole or in part) is canceled or forfeited, expires, is settled for cash, or is unearned, the Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under the 2019 Plan. Additionally, if after December 31, 2018, any Common Stock subject to an award granted under the Predecessor Plan is forfeited, or an award granted under the Predecessor Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under the 2019 Plan. The following Common Stock will not be added (or added back, as applicable) to the aggregate share limit under the 2019 Plan: (1) Common Stock withheld by us, tendered or otherwise used in payment of the exercise price of a stock option granted under the 2019 Plan, and (2) Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of stock options granted under the 2019 Plan. Further, none of the Common Stock covered by share-settled SARs that is exercised and settled in shares, whether or not all Common Stock covered by the SARs is actually issued to the participant upon exercise, will be added back to the aggregate number of shares available under the 2019 Plan. In addition, Common Stock withheld by us, tendered or otherwise used to satisfy tax withholding will not be added (or added back, as applicable) to the aggregate share limit under the 2019 Plan. If a participant elects to give up the right to receive compensation in exchange for Common Stock based on fair market value, such Common Stock will not count against the aggregate number of shares available under the 2019 Plan.
No Repricing Without Stockholder Approval. Outside of certain corporate transactions or adjustment events described in the 2019 Plan or in connection with a “change in control,” the exercise or base price of stock options and SARs cannot be reduced, and “underwater” stock options or SARs cannot be cancelled in exchange for cash or replaced with other awards with a lower exercise or base price, without stockholder approval under the 2019 Plan.
Change in Control Definition. The 2019 Plan includes a non-liberal definition of “change in control,” which is described below.
Exercise or Base Price Limitation. The 2019 Plan also provides that, except with respect to certain converted, assumed or substituted awards as described in the 2019 Plan, no stock options or SARs will be granted with an exercise or base price less than the fair market value of a share of Common Stock on the date of grant.
No Minimum Vesting Periods. The 2019 Plan does not provide for any minimum vesting periods.

Summary of Other Material Terms of the 2019 Plan
Administration: The 2019 Plan will generally be administered by the Compensation Committee (or its successor), or any other committee of the Board designated by the Board to administer the 2019 Plan; provided, however, that notwithstanding anything in the 2019 Plan to the contrary, the Board may grant awards under the 2019 Plan to non-employee directors and administer the 2019 Plan with respect to such awards. References to the “Committee” in this proposal generally refer to the Compensation Committee or such other committee designated by the Board, or the Board, as applicable. The Committee may from time to time delegate all or any part of its authority under the 2019 Plan to a subcommittee. Any interpretation, construction and determination by the Committee of any provision of the 2019 Plan, or of any agreement, notification or document evidencing the grant of awards under the 2019 Plan, will be final and conclusive. To the extent permitted by applicable law, the Committee may delegate to one or more of its members or to one or more officers, or to one or more agents or advisors of the Company, such administrative duties or powers as it deems advisable. In addition, the Committee may by resolution, subject to certain restrictions set forth in the 2019 Plan, authorize one or more officers of the Company to (1) designate employees to be recipients of awards under the 2019 Plan, and (2) determine the size of such awards. However, the Committee may not delegate such responsibilities to officers for awards granted to non-employee directors or certain officers who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended. The Committee is authorized to take appropriate action under the 2019 Plan subject to the express limitations contained in the 2019 Plan.
Eligibility: Any person who is selected by the Committee to receive benefits under the 2019 Plan and who is at that time an officer or other employee of the Company or any of its subsidiaries (including a person who has agreed to commence serving in such capacity within 90 days of the date of grant) is eligible to participate in the 2019 Plan. In addition, certain persons (including consultants) who provide services to the Company or any of its subsidiaries that are equivalent to those typically provided by an employee (provided that such persons satisfy the Form S-8 definition of “employee”), and non-employee directors of the Company, may also be selected by the Committee to participate in the 2019 Plan. As of April 1, 2019, there were approximately 76 employees, one consultant and five non-employee directors of the Company eligible to participate in the 2019 Plan. The basis for participation in the 2019 Plan by eligible persons is the selection of such persons for participation by the Committee (or its proper delegate) in its discretion.
Shares Available for Awards under the 2019 Plan: Subject to adjustment as described in the 2019 Plan and the 2019 Plan share counting rules, the number of shares of Common Stock available under the 2019 Plan for awards of:

•	stock options or SARs;

•	restricted stock;

•	RSUs;

•	performance shares or performance units;

•	other stock-based awards under the 2019 Plan; or

•	dividend equivalents paid with respect to awards under the 2019 Plan;
will not exceed, in the aggregate, 18,483,912 shares of Common Stock minus, as of the effective date of the 2019 Plan, one share of Common Stock for every share of Common Stock subject to an award granted under the 2007 Plan between December 31, 2018 and the effective date of the 2019 Plan, plus any Common Stock that becomes available under the 2019 Plan as a result of forfeiture, cancellation, expiration, cash settlement or less-than-maximum earning of 2019 Plan awards (or, as described, Predecessor Plan awards). This design means that we are essentially “rolling into” the new 2019 Plan the shares that we have remaining under the 2007 Plan.
Share Counting: Generally, the aggregate number of shares of Common Stock available under the 2019 Plan will be reduced by one share of Common Stock for every one share of Common Stock subject to an award granted under the 2019 Plan. Additionally, if after December 31, 2018, any Common Stock subject to an award granted under the Predecessor Plan is forfeited, or an award granted under the Predecessor Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under the 2019 Plan.
Types of Awards Under the 2019 Plan: Pursuant to the 2019 Plan, the Company may grant cash awards and stock options (including stock options intended to be “incentive stock options” as defined in Section 422 of the

Internal Revenue Code (the “Code”) (“Incentive Stock Options”)), SARs, restricted stock, RSUs, performance shares, performance units, and certain other awards based on or related to our Common Stock.
Generally, each grant of an award under the 2019 Plan will be evidenced by an award agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee (an “Evidence of Award”), which will contain such terms and provisions as the Committee may determine, consistent with the 2019 Plan. A brief description of the types of awards which may be granted under the 2019 Plan is set forth below.
Stock Options: A stock option is a right to purchase Common Stock upon exercise of the stock option. Stock options granted to an employee under the 2019 Plan may consist of either an Incentive Stock Option, a non-qualified stock option that is not intended to be an “incentive stock option” under Section 422 of the Code, or a combination of both. Incentive Stock Options may only be granted to employees of the Company or certain of our related corporations. Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of stock options held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, stock options must have an exercise price per share that is not less than the fair market value of a share of Common Stock on the date of grant. The term of a stock option may not extend more than 10 years from the date of grant. The Committee may provide in an Evidence of Award for the automatic exercise of a stock option.
Each grant of a stock option will specify the applicable terms of the stock option, including the number of shares of Common Stock subject to the stock option and the required period or periods of the participant’s continuous service, if any, before any stock option or portion of a stock option will become exercisable. Stock options may provide for continued vesting or the earlier exercise of the stock options, including in the event of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control.
Any grant of stock options may specify management objectives regarding the vesting of the stock options. Each grant will specify whether the consideration to be paid in satisfaction of the exercise price will be payable: (1) in cash, by check acceptable to the Company, or by wire transfer of immediately available funds; (2) by the actual or constructive transfer to the Company of Common Stock owned by the participant with a value at the time of exercise that is equal to the total exercise price; (3) subject to any conditions or limitations established by the Committee, by a net exercise arrangement pursuant to which the Company will withhold Common Stock otherwise issuable upon exercise of a stock option; (4) by a combination of the foregoing methods; or (5) by such other methods as may be approved by the Committee. To the extent permitted by law, any grant may provide for deferred payment of the exercise price from the proceeds of a sale through a bank or broker of some or all of the shares to which the exercise relates. Stock options granted under the 2019 Plan may not provide for dividends or dividend equivalents.
SARs: The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of SARs. A SAR is a right to receive from us an amount equal to 100%, or such lesser percentage as the Committee may determine, of the spread between the base price and the value of our Common Stock on the date of exercise.
Each grant of SARs will specify the period or periods of continuous service, if any, by the participant with the Company or any subsidiary that is necessary before the SARs or installments of such SARs will become exercisable. SARs may provide for continued vesting or earlier exercise, including in the case of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control. Any grant of SARs may specify management objectives regarding the vesting of such SARs. A SAR may be paid in cash, Common Stock or any combination of the two.
Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of SARs held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, the base price of a SAR may not be less than the fair market value of a share of Common Stock on the date of grant. The term of a SAR may not extend more than 10 years from the date of grant. The Committee may provide in an Evidence of Award for the automatic exercise of a SAR. SARs granted under the 2019 Plan may not provide for dividends or dividend equivalents.
Restricted Stock: Restricted stock constitute an immediate transfer of the ownership of Common Stock to the participant in consideration of the performance of services, entitling such participant to voting and other ownership rights (subject in particular to certain dividend provisions in the 2019 Plan), subject to the substantial risk of forfeiture and restrictions on transfer determined by the Committee for a period of time determined by the Committee or until certain management objectives specified by the Committee are achieved. Each such grant or sale of restricted stock may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value per share of Common Stock on the date of grant.
Any grant of restricted stock may specify management objectives regarding the vesting of the restricted stock. Any grant of restricted stock may require that any and all dividends or distributions paid on restricted stock that remains subject to a substantial risk of forfeiture be automatically deferred and/or reinvested in additional restricted stock, which will be subject to the same restrictions as the underlying restricted stock, but any such dividends or other distributions on restricted stock must be deferred until, and paid contingent upon, the vesting of such restricted stock. Restricted stock may provide for continued vesting or the earlier vesting of such restricted stock, including in the event of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control. Each grant of restricted stock will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to the 2019 Plan and will contain such terms and provisions, consistent with the 2019 Plan, as the Committee may approve.
RSUs: RSUs awarded under the 2019 Plan constitute an agreement by the Company to deliver Common Stock, cash, or a combination of the two, to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include achievement regarding management objectives) during the restriction period as the Committee may specify. Each grant or sale of RSUs may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value of our Common Stock on the date of grant.
RSUs may provide for continued vesting or the earlier lapse or other modification of the restriction period, including in the event of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control. During the restriction period applicable to RSUs, the participant will have no right to transfer any rights under the award and will have no rights of ownership in the Common Stock deliverable upon payment of the RSUs and no right to vote them. Rights to dividend equivalents may be extended to and made part of any RSU award at the discretion of and on the terms determined by the Committee, on a deferred and contingent basis, based upon the vesting of such RSUs. Each grant or sale of RSUs will specify the time and manner of payment of the RSUs that have been earned. A RSU may be paid in cash, Common Stock or any combination of the two.
Performance Shares, Performance Units and Cash Incentive Awards: Performance shares, performance units and cash incentive awards may also be granted to participants under the 2019 Plan. A performance share is a bookkeeping entry that records the equivalent of one share of Common Stock, and a performance unit is a bookkeeping entry that records a unit equivalent to $1.00 or such other value as determined by the Committee. Each grant will specify the number or amount of performance shares or performance units, or the amount payable with respect to a cash incentive award being awarded, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.
Each grant of a cash incentive award, performance shares or performance units will specify management objectives regarding the earning of the award. Each grant will specify the time and manner of payment of performance shares, performance units or a cash incentive award that have been earned.
Any grant of performance shares or performance units may provide for the payment of dividend equivalents in cash or in additional Common Stock, which dividend equivalents will be subject to deferral and payment on a contingent basis based on the participant’s earning and vesting of the performance shares or performance units, as applicable, with respect to which such dividend equivalents are paid.
The performance period with respect to each grant of performance shares or performance units or cash incentive award will be a period of time determined by the Committee and within which the management objectives relating to such award are to be achieved. The performance period may be subject to continued vesting or earlier lapse or modification, including in the event of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control.
Non-Employee Directors: If a non-employee director subsequently becomes an employee of the Company or specified subsidiaries while remaining a member of the Board, any award held under the 2019 Plan by such individual at the time of such commencement of employment will not be affected thereby. Non-employee directors may be awarded, or may be permitted to elect to receive, pursuant to procedures established by the Committee, all or any portion of their annual retainer, meeting fees or other fees in Common Stock, restricted stock, RSUs or other awards under the 2019 Plan in lieu of cash.
Other Awards: Subject to applicable law and applicable share limits under the 2019 Plan, the Committee may grant to any participant Common Stock or such other awards (“Other Awards”) that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Stock or factors that may influence the value of such Common Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Stock, purchase rights for Common Stock, awards with value and payment contingent upon performance of the Company or specified subsidiaries, affiliates or other business units or any other factors designated by the Committee, and awards valued by reference to the book value of the Common Stock or the value of securities of, or the performance of the subsidiaries, affiliates or other business units of the Company. The terms and conditions of any such awards will be determined by the Committee. Common Stock delivered under such an award in the nature of a purchase right granted under the 2019 Plan will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Stock, other awards, notes or other property, as the Committee determines.
In addition, the Committee may grant cash awards, as an element of or supplement to any other awards granted under the 2019 Plan. The Committee may also authorize the grant of Common Stock as a bonus, or may authorize the grant of Other Awards in lieu of obligations of the Company or a subsidiary to pay cash or deliver other property under the 2019 Plan or under other plans or compensatory arrangements, subject to terms determined by the Committee in a manner that complies with Section 409A of the Code.
Other Awards may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death, disability or termination of employment or service of the participant or in the event of a change in control. The Committee may provide for the payment of dividends or dividend equivalents on Other Awards on a deferred and contingent basis, in cash or in additional Common Stock, based upon the earning and vesting of such awards.
Change in Control: The 2019 Plan includes a definition of “change in control.” In general, except as may be otherwise prescribed by the Committee in an Evidence of Award, a change in control shall be deemed to have occurred upon the occurrence of any of the following events (subject to certain exceptions and limitations and as further described in the 2019 Plan): (1) any individual, entity or group is or becomes the beneficial owner of 35% or more of the combined voting power of the then-outstanding voting stock of the Company (subject to certain exceptions); (2) a majority of the Board ceases to be comprised of incumbent directors; (3) a consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the stock or assets of another corporation or other transaction, as described in the 2019 Plan (subject to certain exceptions); or (4) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company (subject to certain exceptions).
Management Objectives: The 2019 Plan generally provides that any of the awards set forth above may be granted subject to the achievement of specified management objectives. Management objectives are defined as the measurable performance objective or objectives established pursuant to the 2019 Plan for participants who have received grants of performance shares, performance units or cash incentive awards or, when so determined by the Committee, stock options, SARs, restricted stock, RSUs, dividend equivalents or Other Awards.
Additionally, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the management objectives unsuitable, the Committee may in its discretion modify such management objectives or the goals or actual levels of achievement, in whole or in part, as the Committee deems appropriate and equitable.
Transferability of Awards: Except as otherwise provided by the Committee, and subject to the terms of the 2019 Plan with respect to Section 409A of the Code, no stock option, SAR, restricted stock, RSU, performance share, performance unit, cash incentive award, Other Award or dividend equivalents paid with respect to awards made under the 2019 Plan will be transferrable by a participant except by will or the laws of descent and distribution. In no event will any such award granted under the 2019 Plan be transferred for value. Except as otherwise determined by the Committee, stock options and SARs will be exercisable during the participant’s lifetime only by him or her or, in the event of the participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the participant in a fiduciary capacity under state law or court supervision.
The Committee may specify on the grant date that all or part of the Common Stock that is subject to awards under the 2019 Plan will be subject to further restrictions on transfer.
Adjustments: The Committee will make or provide for such adjustments in: (1) the number of and kind of Common Stock covered by outstanding stock options, SARs, restricted stock, RSUs, performance shares and performance units granted under the 2019 Plan; (2) if applicable, the number of and kind of Common Stock covered by Other Awards granted pursuant to the 2019 Plan; (3) the exercise price or base price provided in outstanding stock options and SARs, respectively; (4) cash incentive awards; and (5) other award terms, as the Committee in its sole discretion, exercised in good faith determines to be equitably required in order to prevent dilution or enlargement of the rights of participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company; (b) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities; or (c) any other corporate transaction or event having an effect similar to any of the foregoing.
In the event of any such transaction or event, or in the event of a change in control of the Company, the Committee may provide in substitution for any or all outstanding awards under the 2019 Plan such alternative consideration (including cash), if any, as it may in good faith determine to be equitable under the circumstances and will require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each stock option or SAR with an exercise price or base price, respectively, greater than the consideration offered in connection with any such transaction or event or change in control of the Company, the Committee may in its discretion elect to cancel such stock option or SAR without any payment to the person holding such stock option or SAR. The Committee will make or provide for such adjustments to the numbers of shares of Common Stock available under the 2019 Plan and the share limits of the 2019 Plan as the Committee in its sole discretion may in good faith determine to be appropriate to reflect such transaction or event. However, any adjustment to the limit on the number of shares of Common Stock that may be issued upon exercise of Incentive Stock Options will be made only if and to the extent such adjustment would not cause any stock option intended to qualify as an Incentive Stock Option to fail to so qualify.
Prohibition on Repricing: Except in connection with certain corporate transactions or changes in the capital structure of the Company or in connection with a change in control, the terms of outstanding awards may not be amended to (1) reduce the exercise price or base price of outstanding stock options or SARs, respectively, or (2) cancel outstanding “underwater” stock options or SARs in exchange for cash, other awards or stock options or SARs with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original stock options or SARs, as applicable, without stockholder approval. The 2019 Plan specifically provides that this provision is intended to prohibit the repricing of “underwater” stock options and SARs and that it may not be amended without approval by our stockholders.
Detrimental Activity and Recapture: Any Evidence of Award may reference a clawback policy of the Company or provide for the cancellation or forfeiture of an award or forfeiture and repayment to us of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if any participant, either during employment or other service with us or a subsidiary or within a specified period after such employment or service, engages in any detrimental activity, as described in the applicable Evidence of Award or such clawback policy. In addition, any Evidence of Award or such clawback policy may provide for cancellation or forfeiture of an award or the forfeiture and repayment of any Common Stock issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Securities Exchange Act of 1934 and any applicable rules and regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Stock may be traded.
Grants to Non-U.S. Based Participants: In order to facilitate the making of any grant or combination of grants under the 2019 Plan, the Committee may provide for such special terms for awards to participants who are foreign nationals, who are employed by the Company or any of its subsidiaries outside of the United States of America or who provide services to the Company or any of its subsidiaries under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Committee may approve such supplements to, or amendments, restatements or alternative versions of, the 2019 Plan (including sub-plans) (to be considered part of the 2019 Plan) as it may consider necessary or appropriate for such purposes, provided that no such special terms, supplements, amendments or restatements will include any provisions that are inconsistent with the terms of the 2019 Plan as then in effect unless the 2019 Plan could have been amended to eliminate such inconsistency without further approval by our stockholders.
Withholding: To the extent the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a participant or other person under the 2019 Plan, and the amounts available to us for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements, in the discretion of the Committee, may include relinquishment of a portion of such benefit. If a participant’s benefit is to be received in the form of Common Stock, and such participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, we will withhold Common Stock having a value equal to the amount required to be withheld. When a participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax or other laws, the participant may elect, unless otherwise determined by the Committee, to satisfy the obligation, in whole or in part, by having withheld, from the shares required to be delivered to the participant, Common Stock having a value equal to the amount required to be withheld or by delivering to us other Common Stock held by such participant. The Common Stock used for tax or other withholding will be valued at an amount equal to the fair market value of such Common Stock on the date the benefit is to be included in the participant’s income. In no event will the fair market value of the Common Stock to be withheld and delivered pursuant to the 2019 Plan exceed the minimum amount required to be withheld, unless (1) an additional amount can be withheld and not result in adverse accounting consequences, (2) such additional withholding amount is authorized by the Committee, and (3) the total amount withheld does not exceed the participant’s estimated tax obligations attributable to the applicable transaction. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Common Stock acquired upon the exercise of stock options.
No Right to Continued Employment: The 2019 Plan does not confer upon any participant any right with respect to continuance of employment or service with the Company or any of its subsidiaries.
Effective Date of the 2019 Plan: The 2019 Plan will become effective on the date it is approved by the Company’s stockholders. No grants will be made under the Predecessor Plan on or after the date on which our stockholders approve the 2019 Plan, provided that outstanding awards granted under the Predecessor Plan will continue unaffected following such date.
Amendment and Termination of the 2019 Plan: The Board generally may amend the 2019 Plan from time to time in whole or in part. However, if any amendment, for purposes of applicable stock exchange rules (and except as permitted under the adjustment provisions of the 2019 Plan) (1) would materially increase the benefits accruing to participants under the 2019 Plan, (2) would materially increase the number of securities which may be issued under the 2019 Plan, (3) would materially modify the requirements for participation in the 2019 Plan, or (4) must otherwise be approved by our stockholders in order to comply with applicable law or the rules of the NASDAQ Stock Market, or, if the Common Stock is not traded on the NASDAQ Stock Market, the principal national securities exchange upon which the Common Stock is traded or quoted, all as determined by the Board, then such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained.
Further, subject to the 2019 Plan’s prohibition on repricing, the Committee generally may amend the terms of any award prospectively or retroactively. Except in the case of certain adjustments permitted under the 2019 Plan, no such amendment may be made that would materially impair the rights of any participant without his or her consent. If permitted by Section 409A of the Code and subject to certain other limitations set forth in the 2019 Plan, including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a change in control, the Committee may provide for continued vesting or accelerate the vesting of certain awards granted under the 2019 Plan or waive any other limitation or requirement under any such award.

The Board may, in its discretion, terminate the 2019 Plan at any time. Termination of the 2019 Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination. No grant will be made under the 2019 Plan on or after the tenth anniversary of the effective date of the 2019 Plan, but all grants made prior to such date will continue in effect thereafter subject to their terms and the terms of the 2019 Plan.
Allowances for Conversion Awards and Assumed Plans. Common Stock issued or transferred under awards granted under the 2019 Plan in substitution for or conversion of, or in connection with an assumption of, stock options, SARs, restricted stock, RSUs, or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with us or any of our subsidiaries will not count against (or be added to) the aggregate share limit or other 2019 Plan limits described above. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the 2019 Plan, under circumstances further described in the 2019 Plan, but will not count against the aggregate share limit or other 2019 Plan limits described above.
New Plan Benefits
It is not possible to determine the specific amounts and types of awards that may be awarded in the future under the 2019 Plan because the grant and actual settlement of awards under the 2019 Plan are subject to the discretion of the plan administrator.
U.S. Federal Income Tax Consequences
The following is a brief summary of certain of the Federal income tax consequences of certain transactions under the 2019 Plan based on Federal income tax laws in effect. This summary, which is presented for the information of stockholders considering how to vote on this proposal and not for 2019 Plan participants, is not intended to be complete and does not describe Federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.
Tax Consequences to Participants
Restricted Stock. The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the recipient for such restricted stock) at such time as the restricted stock is no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that is subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.
Performance Shares, Performance Units and Cash Incentive Awards. No income generally will be recognized upon the grant of performance shares, performance units or cash incentive awards. Upon payment in respect of the earn-out of performance shares, performance units or cash incentive awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted Common Stock received.
Nonqualified Stock Options. In general:

•	no income will be recognized by an optionee at the time a non-qualified stock option is granted;

•
at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and

•
at the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an “incentive stock option” as defined in Section 422 of the Code. If Common Stock is issued to the optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.
If Common Stock acquired upon the exercise of an incentive stock option is disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.
SARs. No income will be recognized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted Common Stock received on the exercise.
RSUs. No income generally will be recognized upon the award of RSUs. The recipient of an RSU award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted Common Stock on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.
Tax Consequences to the Company or its Subsidiaries
To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction from any applicable federal income tax, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1.0 million limitation on certain executive compensation under Section 162(m) of the Code.
Code Section 162(m)
Section 162(m) of the Code generally disallows a deduction for certain compensation paid to certain executive officers (and, beginning in 2018, certain former executive officers) to the extent that compensation to a covered employee exceeds $1.0 million for such year. Compensation qualifying for a performance-based exception as “qualified performance-based compensation” under Section 162(m) of the Code has historically not been subject to the deduction limit if the compensation satisfies the requirements of Section 162(m) of the Code. This exception has now been repealed, effective for taxable years beginning after December 31, 2017, unless certain transition relief for certain compensation arrangements in place as of November 2, 2017 is available. Currently, the Company does not anticipate that it will be able to make any future grants under the 2019 Plan that will be intended to qualify for the performance-based exception. To be clear, stockholders are not being asked to approve the 2019 Plan (or any of its provisions) for purposes of Section 162(m) of the Code or the performance-based exception.
Registration with the SEC
We intend to file a Registration Statement on Form S-8 relating to the issuance of Common Stock under the 2019 Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the 2019 Plan by our stockholders.
The Board unanimously recommends that stockholders vote FOR Proposal Three to approve the Athersys, Inc. 2019 Equity and Incentive Compensation Plan.

EQUITY COMPENSATION PLAN INFORMATION (As of December 31, 2018)
The following table sets forth certain information regarding the Company’s equity compensation plans as of December 31, 2018, unless otherwise indicated.

Plan Category	Number of securities to be issued upon exercise of outstanding awards	Weighted- average exercise price of outstanding awards	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a) (1)	(b) (2)	(c) (1)
Equity compensation plan approved by security holders	10,024,515	$1.90	3,483,912
Equity compensation plan not approved by security holders (3)	930,993	$1.58	—
Total	10,955,508		3,483,912
_________________

(1)	Included in column (a) and (c) are both stock option and RSU awards under our equity compensation plans.

(2)
Reflects the weighted-average exercise price of outstanding stock options only, as opposed to RSUs that do not have an exercise price. The weighted average exercise price of all outstanding stock option awards under our plans is $1.87 and the weighted average remaining term is 7.32 years.

(3)
The shares of common stock included in this plan category are issuable pursuant to outstanding awards under the Athersys, Inc. Equity Incentive Compensation Plan. This plan expired on June 8, 2017; therefore, no new awards can be issued under this plan.

PROPOSAL FOUR
APPROVAL, ON AN ADVISORY BASIS, OF NAMED EXECUTIVE OFFICER COMPENSATION
In this Proposal Four, pursuant to Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 14a-21(a) promulgated thereunder, we are providing our stockholders the opportunity to cast an advisory (nonbinding) vote on the compensation paid to the Company’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation” below, pursuant to the compensation rules of the SEC. While this vote is advisory, and not binding on the Company, the Board values the opinions of our stockholders and the Compensation Committee will review the result of the vote and take it into consideration when making future decisions regarding executive compensation. This advisory (nonbinding) vote is currently conducted every year, although its frequency in the future is subject to the results of Proposal Five.
We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation program and practices described in this proxy statement. Please read the Compensation Discussion and Analysis and the executive compensation tables and narrative disclosure for a detailed explanation of our executive compensation program and practices. Accordingly, we are asking our stockholders to vote “FOR” the following resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the Company’s executive compensation, as disclosed in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) pursuant to Item 402 of Regulation S-K in this Proxy Statement.”
Required Vote
The approval of this Proposal Four requires the affirmative vote of the majority of the votes cast for or against, in person or by proxy and entitled to vote, on such proposal at the Annual Meeting. Abstentions and broker non-votes will have no effect on this proposal.
The Board unanimously recommends that you vote FOR Proposal Four, the advisory vote to approve named executive officer compensation.

PROPOSAL FIVE
RECOMMENDATION, ON AN ADVISORY BASIS, OF THE FREQUENCY OF THE STOCKHOLDER ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

As described in Proposal Four above, pursuant to Section 14A of the Exchange Act and Rule 14a-21(a) promulgated thereunder, we are providing our stockholders the opportunity to cast an advisory vote on our named executive officer compensation. This advisory vote is referred to as a “say-on-pay” vote.
This Proposal Five affords stockholders the opportunity to cast an advisory (nonbinding) vote on how often we should include a say-on-pay vote in our proxy materials for future annual meetings of stockholders. Under this Proposal Five, stockholders may vote to have the say-on-pay vote every year, every two years, or every three years or abstain.
We believe that say-on-pay votes should be conducted every year so that our stockholders are provided with the opportunity to frequently express their views on our executive compensation programs and practices. The Compensation Committee values the opinions expressed by stockholders in say-on-pay votes and will consider the outcome of these votes in making decisions on named executive officer compensation.
Required Vote
The frequency of the stockholder advisory vote on named executive officer compensation receiving the greatest number of votes (every year, every two years or every three years) will be considered the frequency recommended by stockholders. Abstentions and broker non-votes will have no effect on this proposal.
The Board unanimously recommends that stockholders vote to hold future stockholder advisory votes on say-on-pay EVERY YEAR. Stockholders are not voting to approve or disapprove the Board’s recommendation. Stockholders may choose among the four choices (every year, every two years, every three years or abstain) set forth above.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Executive Summary
This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers, which include Dr. Gil Van Bokkelen, our Chief Executive Officer, Ms. Laura Campbell, our Senior Vice President of Finance, Mr. William (BJ) Lehmann, Jr., our President and Chief Operating Officer and Dr. John Harrington, our Executive Vice President and Chief Scientific Officer, and places in perspective the data presented in the compensation tables and narratives that follow.
We are an international biotechnology company that is focused primarily in the field of regenerative medicine. Our MultiStem cell therapy is a patented and proprietary allogeneic stem cell product, is our lead platform product and is currently in late-stage clinical development. Our current clinical development programs are focused on treating neurological conditions, cardiovascular disease, inflammatory and immune disorders, certain pulmonary conditions and other conditions where the current standard of care is limited or inadequate for many patients. As further discussed in this section, our compensation and benefit programs help us attract, retain and motivate individuals who will maximize our business results by working to meet or exceed established company or individual objectives. In addition, we reward our executive officers for meeting certain developmental milestones, such as completing advancements in product candidate development, strategic partnerships or other financial transactions that add to the capital resources of the Company or create value for stockholders.
The following are the highlights of our 2018 compensation and benefit programs:

•	increased the base salaries of our named executive officers;

•	paid cash incentive compensation to our named executive officers; and

•	granted stock options and restricted stock unit awards to our named executive officers under our annual equity compensation program.
The following discussion and analysis of our compensation and benefit programs for 2018 should be read together with the compensation tables and related disclosures that follow this section. This discussion includes forward-looking statements based on our current plans, considerations, expectations and determinations about our compensation program. Actual compensation decisions that we may make for 2019 and beyond may differ materially from our recent past.
Compensation Objectives and Philosophy
Our executive compensation programs are designed to:

•	recruit, retain and motivate executives and employees that can help us achieve our core business goals;

•	provide incentives to promote and reward superior performance throughout the organization, which we refer to as Pay for Performance;

•	facilitate stock ownership and retention by our executives and other employees; and

•	promote alignment between executives and other employees and the long-term interests of stockholders.
The Compensation Committee seeks to achieve these objectives by:

•	establishing a compensation program that is market competitive and internally fair;

•
linking individual and corporate performance with certain elements of compensation through the use of equity grants, cash performance compensation or other means of compensation, the value of which is substantially tied to the achievement of our corporate goals; and

•	when appropriate, given the nature of our business, rewarding our executive officers for both Company and individual achievements with one-time performance awards.
At the 2018 Annual Meeting of Stockholders, over 90% of the votes cast were voted in favor of the approval of our named executive officer compensation. Our Compensation Committee believes that the stockholder vote reinforces the objectives and philosophy of our executive compensation programs. Accordingly, we did not make any changes to our executive compensation decisions or policies as a result of the 2018 stockholder vote.

Components of Compensation
Our executive compensation program includes the following elements:

•	base salary;

•	cash incentive compensation;

•	long-term equity incentive plan awards; and

•	retirement and health and other insurance benefits.
Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid-out compensation, between cash and non-cash compensation or among different forms of non-cash compensation. We consider competitive practices, relative management level and operating responsibilities of each executive officer when determining the compensation elements to reward his or her ability to impact short-term and long-term results.
Role of the Chief Executive Officer
Historically, our Chief Executive Officer has taken the lead in providing our Board of Directors with advice regarding executive compensation. For 2018, the Compensation Committee considered recommendations from our Chief Executive Officer regarding the compensation for and performance of our executive officers in relation to company-specific corporate goals that were established by the Compensation Committee and approved by the Board of Directors. These achievements related to potential cash incentive compensation payments and salary increases. The Compensation Committee considers the recommendations made by our Chief Executive Officer because of his knowledge of the business and the performance of the other executive officers. The Compensation Committee is not bound by the input it receives from our Chief Executive Officer. Instead, the Compensation Committee exercises independent discretion when making executive compensation decisions. We describe and discuss the particular compensation decisions made by the Compensation Committee regarding the 2018 compensation of our named executive officers below under “Elements of Executive Compensation.”
Role of the Independent Compensation Consultant
From time to time, the Compensation Committee has retained the services of an independent compensation consultant, Arnosti Consulting, Inc., or Arnosti. During 2018, at the request of the Compensation Committee, Arnosti assisted the Compensation Committee in evaluating the base salaries to be paid to named executive officers and the annual equity awards to be granted company-wide. The Company pays the cost for Arnosti’s services. However, the Compensation Committee retains the sole authority to engage, direct or terminate Arnosti’s services. In 2018, the Compensation Committee considered and assessed all relevant factors, including but not limited to, those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to Arnosti’s work. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by Arnosti.
Elements of Executive Compensation
Base Salary. We pay base salaries to provide executive officers with a competitive level of financial security. We establish base salaries for our executives based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions and peer group benchmark pay. We benchmark executive salaries, generally, to the median of the peer companies.
Our peer group consists of twenty-five companies with a similar stage of development, market capitalization and revenues, including Abeona Therapeutics, Inc., Achillion Pharmaceuticals, Inc., Akebia Therapeutics, Inc., Asterias Biotherapeutics, Inc., AVEO Pharmaceuticals, Inc., Bellicom Pharmaceuticals, Inc., BioTime Inc., ChemoCentryx, Inc., Chimerix Inc., Concert Pharmaceuticals Inc., Cytokinetics, Inc., Dicerna Pharmaceuticals, Inc., Epizyme, Inc., Geron Corp., GTx, Inc., Idera Pharmaceuticals, Inc., Immune Design Corp., Immunomedics, Inc., Infinity Pharmaceuticals, Inc., Inovio Pharmaceuticals, Inc., NewLink Genetics Corporation, Stemline Therapeutics Inc., Syndax Pharmaceuticals, Inc., Verastem Inc. and Ziopharm Oncology, Inc.
The changes to our peer group from 2017 include the following: we added Abeona Therapeutics, Inc., Achillion Pharmaceuticals, Inc., Akebia Therapeutics, Inc., Cytokinetics, Inc., Dicerna Pharmaceuticals, Inc., Epizyme, Inc., Immunomedics, Inc., Infinity Pharmaceuticals, Inc., Inovio Pharmaceuticals, Inc., NewLink Genetics Corporation, and Ziopharm Oncology, Inc., and removed Arrowhead Research Corporation, Celldex Therapeutics, Inc., Curis, Inc., Medicinova Inc., Rigel Pharmaceuticals Inc., Sucampo Pharmaceuticals, Inc. and Vericel Corporation. These changes were based upon a revised analysis prepared by our compensation consultant, and we believe that the revised peer group better reflects companies in our industry at a similar stage of development.

Base salaries are generally reviewed annually, with adjustments based on the individual’s responsibilities, performance and experience during the year. This review generally occurs each year following an annual review of individual performance.
The executive team’s performance is measured against predefined corporate goals and objectives, which include metrics of key programmatic achievements (e.g., clinical, regulatory and core capability advancement), business development objectives and operational and financial performance (e.g., capital acquisition and management), among others. Each executive’s performance is evaluated based on the Company’s performance as a whole, combined with an evaluation of individual performance against goals and objectives relevant to his or her area of responsibility.
Fiscal 2018 was a highly productive year in some key areas, with the Company ending the year in a stronger financial position, with $51 million in cash and cash equivalents at December 31, 2018 compared to $29 million at December 31, 2017. This was driven primarily by several key achievements, most notably the successful negotiation of the collaboration expansion with and strategic equity investment by Healios, the negotiation of the payment from Healios to extend its right of first negotiation related to a potential expansion into China, and the prudent use of the Company's equity facility during the year.
On the clinical front, the Company successfully launched the MASTERS-2 Phase 3 clinical trial, provided additional support for the ongoing TREASURE trial in Japan being conducted by Healios, and completed enrollment of its ARDS clinical trial. Operationally, the Company made important progress, including making several key hires and successfully implementing a new enterprise resource planning system. These actions enhanced key leadership and operational capabilities and provide a stronger foundation for more effective financial and operational management that will help prepare it for commercialization in the future.
For 2018, the Compensation Committee and the Board of Directors approved an increase in base salary of 4.8% as compared to 2017 for the Chief Executive Officer, an adjustment based on both performance and comparative compensation data from the peer companies listed above that was provided to the Compensation Committee by Arnosti. Also, the Compensation Committee and the Board of Directors approved increases for each of the other named executive officers’ salary for 2018 as compared to 2017 based primarily on Company performance for the year ended December 31, 2017. The increases were as follows: Mr. Lehmann – 3.1%; Dr. Harrington – 3.1%; and Ms. Campbell – 3.2%.
For 2019, the Compensation Committee and the Board of Directors approved an increase in base salary of 3.25% as compared to 2018 for the Chief Executive Officer, an adjustment based on both performance and comparative compensation data from the peer companies listed above that was provided to the Compensation Committee by Arnosti. Also, the Compensation Committee and the Board of Directors approved increases for each of the other named executive officers’ salaries for 2019 as compared to 2018 based primarily on Company performance for the year ended December 31, 2018. The increases were as follows: Mr. Lehmann – 3.25%; Dr. Harrington – 3.25%; and Ms. Campbell – 4.0%. The salary information for our named executive officers is summarized below:

	2017 Salary ($)	2016 to 2017 % Increase	2018 Salary ($)	2017 to 2018 % Increase	2019 Salary ($)	2018 to 2019 % Increase
Dr. Van Bokkelen	525,000	8.40%	550,000	4.80%	567,875	3.25%
Mr. Lehmann	409,000	3.10%	421,750	3.10%	435,450	3.25%
Dr. Harrington	406,750	3.00%	419,500	3.10%	433,135	3.25%
Ms. Campbell	278,500	3.10%	287,500	3.20%	299,000	4.00%
Cash Incentive Compensation. Given the nature of our business, when appropriate, we reward our named executive officers with performance-related compensation. We utilize annual incentive compensation to reward officers and other employees for achieving corporate objectives and for meeting individual annual performance objectives. These objectives relate generally to strategic factors, including advancement of our product candidates, manufacturing and process development activities, establishment and maintenance of key strategic relationships, and financial factors, including raising capital and cash management. Target bonuses are compared to our peer companies for reasonableness.
The Compensation Committee recommended, and the Board approved, a cash incentive compensation program for the year ended December 31, 2018 for our named executive officers. Under the 2018 incentive program, each participant was eligible to earn a target incentive compensation payment of a specified percentage of the named executive officer’s salary during the award term, weighted on the achievement of specific corporate goals, with the remainder based on individual/functional performance, as set forth in the following table. The weighting on corporate versus individual/functional performance is related to the relative impact on overall corporate goals and the emphasis and incentives toward departmental performance.

		Weighted On
	Target Amount (as a percentage of 2018 base salary)	Corporate Goals	Individual/Functional Performance
Dr. Van Bokkelen	60%	100%	0%
Mr. Lehmann	45%	80%	20%
Dr. Harrington	45%	80%	20%
Ms. Campbell	35%	60%	40%
The evaluation of goal achievement is at the discretion of the Compensation Committee and the Board of Directors based on input from the Chief Executive Officer (with respect to the named executive officers other than the Chief Executive Officer). The 2018 corporate goals included program and collaboration goals, including new business development, advancement of MultiStem clinical development and cash management objectives. Individual/functional goals were based on the named executive officer's scope of responsibility and are related to the corporate goals. Attainment of individual/functional goals was evaluated as part of the annual performance appraisal process. While the overall amount of incentive compensation is tied to predetermined metrics, the Board of Directors has the discretion to adjust any amount ultimately paid under our annual incentive program after good faith consideration of executive officer performance, overall company performance, market conditions and cash availability. We do not have a formally adopted plan document for the 2018 incentive program, although the Compensation Committee recommended, and the Board of Directors approved, the specific corporate goals, target compensation levels and weightings between corporate and functional performance. The Compensation Committee and the Board of Directors agreed that each of the named executive officers would be entitled to a payment under the 2018 incentive program as a result of individual performance and the achievement of operational and strategic goals in 2018, as described above. The resulting payments of incentive compensation based on a percentage of such officers’ 2018 base salaries were as follows:

	Target Amount (as a percentage of 2018 base salary)	Actual Amount (as a percentage of 2018 base salary)	Cash Incentive Compensation Paid ($)
Dr. Van Bokkelen	60.0%	48.6%	267,300
Mr. Lehmann	45.0%	33.7%	142,000
Dr. Harrington	45.0%	33.7%	141,200
Ms. Campbell	35.0%	28.2%	81,100
For the year ending December 31, 2019, the Compensation Committee recommended, and the Board of Directors approved, a similar cash incentive compensation plan for our named executive officers with no changes to the target incentive compensation percentage for our named executive officers from 2018. The 2019 corporate goals include strategic partnership objectives, advancing our clinical development objectives, including regulatory affairs, manufacturing and process development activities for MultiStem, and cash management and capital acquisition objectives.
Long-Term Incentive Program. We believe that we can encourage superior long-term performance by our executive officers and employees through encouraging them to own, and assisting them with the acquisition of, our Common Stock. Our equity compensation plans provide our employees, including named executive officers, with incentives to help align their interests with the interests of our stockholders. We believe that the use of Common Stock and stock-based awards offers the best approach to achieving our objective of fostering a culture of ownership, which we believe will, in turn, motivate our named executive officers to create and enhance stockholder value. We have not adopted stock ownership guidelines, but our equity compensation plans provide a principal method for our executive officers to acquire equity in our company.
The following table reflects the number of shares of Athersys Common Stock owned by our named executive officers as of December 31, 2018:

Shares of Common Stock Owned
Dr. Van Bokkelen	969,742
Mr. Lehmann	236,222
Dr. Harrington	409,036
Ms. Campbell	430,178

Our equity compensation plans authorize us to grant, among other types of awards, options, restricted stock and RSUs to our employees, Directors and consultants. We award RSUs and stock options to our employees. We expect to continue to use equity-based awards as a long-term incentive vehicle because we believe:

•
equity-based awards align the interests of our executives with those of our stockholders, support a pay-for-performance culture, foster an employee stock ownership culture and focus the management team on increasing value for our stockholders;

•	equity-based awards have the potential to increase in value based on our performance and the growth of our stock price;

•
equity-based awards help to provide a balance to the overall executive compensation program because, while base salary and our discretionary incentive compensation program focus on short-term performance, equity-based awards that vest over time reward increases in stockholder value over the longer-term; and

•	the vesting period of equity-based awards encourages executive retention and efforts to preserve stockholder value.
In 2018, we granted options to purchase 925,404 shares of our Common Stock and 389,100 RSUs to our named executive officers, as well as stock options and RSUs to our other employees. Equity awards are tied to factors such as performance, peer and market analysis and the total equity ownership level of each named executive officer, and further enhance the retention and long-term stock ownership features of our equity incentive program. In determining the number of stock-based awards to be granted to named executive officers, we review annually our named executive officers’ equity ownership positions, and we take into account the individual’s scope of responsibility, ability to affect results and stockholder value, anticipated future contributions to increases in stockholder value and the value of equity-based awards in relation to other elements of the individual named executive officer’s total compensation; with an emphasis on scope of responsibility, results and stockholder value. We also review competitive compensation data, an assessment of individual performance, a review of each named executive officer’s existing long-term incentives, retention considerations and a subjective determination of the individual’s potential to positively impact future stockholder value. Annual equity-based awards are compared to our peer companies for reasonableness. Equity-based awards are granted from time to time by the Compensation Committee and the Board of Directors, with input from independent compensation consultants, as appropriate. The following stock option and RSU awards were granted to our named executive officers in June 2018 as part of our program for annual equity-based awards. Typically our awards vest quarterly over a four-year period. However, the June 2018 awards vest quarterly over a three-year period since we issued fewer shares in 2018 due to the limited number of shares remaining available for grant under our current equity incentive plan.

	Stock Options	Restricted Stock Units
Dr. Van Bokkelen	350,400	147,600
Mr. Lehmann	230,004	96,600
Dr. Harrington	225,000	94,500
Ms. Campbell	120,000	50,400
Retirement and Insurance Benefits. Consistent with our compensation philosophy, we maintain benefits for our named executive officers and our employees, including medical, dental, vision, life and disability insurance coverage and the ability to contribute to a 401(k) retirement plan. The named executive officers and employees have the ability to participate in these benefits at the same levels. We make employer contributions to our 401(k) retirement plan and contributed approximately $457,000 in 2018 for all eligible employees. We provide such retirement and health insurance benefits to our employees to retain qualified personnel.
In addition, Dr. Van Bokkelen, Dr. Harrington, Mr. Lehmann and Ms. Campbell also receive Company-paid life insurance benefits in the amounts of $2.0 million for Dr. Van Bokkelen, Dr. Harrington and Mr. Lehmann, and $1.0 million for Ms. Campbell. These additional life insurance policies are provided to these officers due to their extensive travel requirements and/or contributions to the Company.
Severance Arrangements
See the disclosure under “Potential Payments Upon Termination or Change of Control” for more information about severance arrangements with our named executive officers. We provide such severance arrangements in order to assure that our executives will focus on the best interests of the business at all times, without undue concern for their own financial security.

Employment Agreements and Arrangements
We believe that entering into employment agreements with each of our named executive officers was necessary for us to attract and retain talented and experienced individuals for our senior level positions. In this way, the employment agreements help us meet the initial objective of our compensation program. Each agreement contains terms and arrangements that we agreed to through arms-length negotiation with our named executive officers. We view these employment agreements as reflecting the minimum level of compensation that our named executive officers require to remain employed with us, and thus the bedrock of our compensation program for our named executive officers. For more details of our employment agreements and arrangements, see the disclosure under “2018 Summary Compensation Table.”
General Tax Deductibility of Executive Compensation
Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), there is a limitation on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation such that only the first $1.0 million payable to each such executive is deductible by the Company in any taxable year. Prior to January 1, 2018, there was an exception to this overall deduction limitation for “performance-based” compensation. The Compensation Committee generally structured our incentive programs so that they could, in certain instances, qualify for the performance-based exception. Although this exception has been repealed, certain awards granted on or prior to November 2, 2017 may still qualify for this exception pursuant to a transition rule if they were made pursuant to a “written binding contract” and have not since been materially modified. The Company cannot guarantee any particular tax result with respect to future grants and similarly, cannot confirm that awards in place as of or prior to November 2, 2017 will be eligible for transition relief.
2018 Summary Compensation Table
The following table and narrative set forth certain information with respect to the compensation earned during the fiscal year ended December 31, 2018 by our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (1) ($)	All Other Compensation (2) ($)	Total (3) ($)
Gil Van Bokkelen, Chief Executive Officer (4)	2018	550,000	267,300	340,956	522,446	20,920	1,701,622
	2017	525,000	110,250	328,512	474,000	20,673	1,458,435
	2016	484,500	154,071	492,768	695,000	20,673	1,847,012
Laura Campbell, Senior Vice President of Finance	2018	287,500	81,100	116,424	178,920	13,709	677,653
	2017	278,500	40,000	119,720	183,912	13,509	635,641
	2016	270,000	51,691	148,464	287,409	13,509	771,073
William (BJ) Lehmann, Jr., President and Chief Operating Officer	2018	421,750	142,000	223,146	342,936	9,823	1,139,655
	2017	409,000	66,258	226,008	342,418	8,184	1,051,868
	2016	396,780	96,417	339,012	502,068	13,771	1,348,048
John Harrington, Chief Scientific Officer and Executive Vice President (4)	2018	419,500	141,200	218,295	335,475	13,325	1,127,795
	2017	406,750	65,894	218,112	330,480	13,123	1,034,359
	2016	394,740	96,632	327,168	484,565	10,723	1,313,828

(1)
Amounts do not reflect cash compensation actually received by our named executive officers. The dollar amounts for annual stock awards represent a valuation of the award on the grant date that vests over time and does not represent cash proceeds. The fair value of RSUs and stock option awards are calculated in accordance with Accounting Standards Codification 718, or ASC 718. Assumptions used in the calculation of these amounts are included in the Notes to the audited consolidated financial statements included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2018.

(2)
All other compensation includes payments for 401(k) matching contributions from the Company, additional life insurance policies and additional long-term disability plans for each named executive officer.

(3)
The cash salary and bonus portion represents approximately half of the total 2018 compensation for our named executive officers (range is 48% to 54%). We believe that the equity compensation we provide to our named executive officers helps align their interests with the interests of our stockholders.

(4)	Drs. Van Bokkelen and Harrington also served as our Directors for 2018, 2017 and 2016 and did not receive any compensation as our Directors.

Grants of Plan-Based Awards for 2018
The following table sets forth plan-based equity awards granted to our named executive officers during 2018 under our equity compensation plans.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Gil Van Bokkelen	June 18, 2018 (1)	147,600			340,956
	June 18, 2018 (2)		350,400	2.31	522,446
Laura Campbell	June 18, 2018 (1)	50,400			116,424
	June 18, 2018 (2)		120,000	2.31	178,920
William (BJ) Lehmann, Jr.	June 18, 2018 (1)	96,600			223,146
	June 18, 2018 (2)		230,004	2.31	342,936
John Harrington	June 18, 2018 (1)	94,500			218,295
	June 18, 2018 (2)		225,000	2.31	335,475

(1)	Restricted stock units granted under our Long-Term Incentive Plan.

(2)	Options granted under our Long-Term Incentive Plan.

(3)	The amounts in this column represent the grant date fair value of the RSUs and stock option awards calculated in accordance with ASC 718.
Employment Agreements and Arrangements
Dr. Gil Van Bokkelen. On December 1, 1998, we entered into a one-year employment agreement, effective April 1, 1998, with Dr. Gil Van Bokkelen, to serve initially as President and Chief Executive Officer. The agreement automatically renews for subsequent one-year terms on April 1 of each year unless either party gives notice of termination at least thirty days before the end of any term. Under the terms of the agreement, Dr. Van Bokkelen is entitled to a base salary and an annual discretionary incentive compensation payment. His salary for 2019 is $567,875 and his target annual incentive compensation payment is 60% of his base salary. Dr. Van Bokkelen is also entitled to life insurance coverage for the benefit of his family in the amount of at least $1.0 million (which is $2.0 million for 2019). For more information about severance arrangements under the agreement, see the disclosure under “Potential Payments Upon Termination or Change of Control.” Dr. Van Bokkelen has also entered into a non-competition and confidentiality agreement with us under which, during his employment and for a period of 18 months thereafter, he is restricted from, among other things, competing with us.
William (BJ) Lehmann, Jr. On January 1, 2004, we entered into a four-year employment agreement with Mr. Lehmann to serve initially as Executive Vice President of Corporate Development and Finance. The agreement automatically renews for subsequent one-year terms on January 1 of each year unless either party gives notice of termination at least thirty days before the end of any term. The agreement was amended in 2013 to modify the duration of his severance arrangement, with no change to the events triggering such severance. Under the terms of the agreement, Mr. Lehmann is entitled to a base salary, which is $435,450 for 2019. Mr. Lehmann’s target annual incentive compensation payment for 2019 is 45% of his base salary. For more information about severance arrangements under the agreement, see the disclosure under “Potential Payments Upon Termination or Change of Control.” Mr. Lehmann has also entered into a non-competition and confidentiality agreement with us under which, during his employment and for a period of twelve months thereafter, he is restricted from, among other things, competing with us.
Dr. John J. Harrington. On December 1, 1998, we entered into a one-year employment agreement, effective April 1, 1998, with Dr. John J. Harrington to serve initially as Executive Vice President and Chief Scientific Officer. The agreement automatically renews for subsequent one-year terms on April 1 of each year unless either party gives notice of termination at least thirty days before the end of any term. Under the terms of the agreement, Dr. Harrington is entitled to a base salary and an annual discretionary incentive compensation payment. His salary for 2019 is $433,135 and his target annual incentive compensation payment is 45% of his base salary. Dr. Harrington is also entitled to life insurance coverage for the benefit of his family in the amount of at least $1.0 million (which is $2.0 million for 2019). For more information about severance arrangements under the agreement, see the disclosure under “Potential Payments Upon Termination or Change of Control.” Dr. Harrington has also entered into a non-competition and confidentiality agreement with us under which, during his employment and for a period of 18 months thereafter, he is restricted from, among other things, competing with us.

Laura K. Campbell. On May 22, 1998, we entered into a two-year employment agreement with Laura K. Campbell to serve initially as Controller. The agreement automatically renews for subsequent one-year terms on May 22 of each year unless either party gives notice of termination at least thirty days before the end of any term. Under the terms of the agreement, Ms. Campbell is entitled to a base salary, which is $299,000 for 2019. Ms. Campbell’s target annual incentive compensation payment for 2019 is 35% of her base salary. For more information about severance arrangements under the agreement, see the disclosure under “Potential Payments Upon Termination or Change of Control.”
Equity Compensation Plans
We have an incentive plan that authorized an aggregate of 20,035,000 shares of Common Stock for awards to employees, directors and consultants, of which 3,483,912 shares remained available for future issuance at December 31, 2018. The equity incentive plan authorizes the issuance of equity-based compensation in the form of stock options, stock appreciation rights, restricted stock, RSUs, performance shares and units, and other stock-based awards, which are used to attract and retain qualified employees, Directors and consultants. Equity awards are granted from time to time under the guidance and approval of the Compensation Committee or the Board of Directors. Typically, our new hire and annual awards to employees vest over a four-year period. See Proposal Three related to our equity compensation plan.
401(k) Plan
We have a tax-qualified employee savings and retirement plan, also known as a 401(k) plan that covers all of our employees. Under our 401(k) plan, eligible employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit, which was $18,500 in 2018 plus $6,000 for participants age 50 or older, and have the amount of the reduced compensation contributed to the 401(k) plan. The trustees of the 401(k) plan, at the direction of each participant, invest the assets of the 401(k) plan in designated investment options. We may make matching or profit-sharing contributions to the 401(k) plan in amounts to be determined by the Board of Directors. We made matching contributions to the 401(k) plan during fiscal 2018 at a maximum rate of 100% of the first $3,000 of participant contributions, plus 40% of participant contributions in excess of $3,000 per participant, which amounted to approximately $457,000 in 2018. The 401(k) plan is intended to qualify under Section 401 of the Code, so that contributions to the 401(k) plan and income earned on the 401(k) plan contributions are not taxable until withdrawn, and so that any contributions we make will be deductible when made.

Outstanding Equity Awards at 2018 Fiscal Year-End
The following table sets forth outstanding equity awards held by our named executive officers at December 31, 2018.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Gil Van Bokkelen	58,400	292,000	2.31	June 18, 2028	(1)	—		—
	187,500	312,500	1.46	June 7, 2027	(1)	—		—
	312,500	187,500	2.19	June 20, 2026	(1)	—		—
	175,658	25,094	1.28	June 24, 2025	(1)	—		—
	207,680	—	1.65	June 17, 2024	(1)	—		—
	185,000	—	1.71	June 18, 2023	(1)	—		—
	25,000	—	5.28	December 23, 2019	(2)	—		—
	—	—	—	—		11,156	(3)	16,065	(7)
	—	—	—	—		84,378	(4)	121,504	(7)
	—	—	—	—		140,630	(5)	202,507	(7)
	—	—	—	—		123,000	(6)	177,120	(7)
Laura Campbell	20,000	100,000	2.31	June 18, 2028	(1)
	72,750	121,250	1.46	June 7, 2027	(1)	—		—
	98,880	59,328	2.19	June 20, 2026	(1)	—		—
	34,375	15,625	1.84	March 7, 2026	(1)	—		—
	87,836	12,548	1.28	June 24, 2025	(1)	—		—
	103,840	—	1.65	June 17, 2024	(1)	—		—
	60,000	—	1.71	June 18, 2023	(1)	—		—
	17,500	—	5.28	December 23, 2019	(2)	—		—
	—	—	—	—		5,578	(3)	8,032	(7)
	—	—	—	—		25,422	(4)	36,608	(7)
	—	—	—	—		51,250	(5)	73,800	(7)
	—	—	—	—		42,000	(6)	60,480	(7)
William (BJ) Lehmann	38,334	191,670	2.31	June 18, 2028	(1)
	135,450	225,750	1.46	June 7, 2027	(1)	—		—
	225,750	135,450	2.19	June 20, 2026	(1)	—		—
	102,970	14,710	1.28	June 24, 2025	(1)	—		—
	121,152	—	1.65	June 17, 2024	(1)	—		—
	115,000	—	1.71	June 18, 2023	(1)	—		—
	22,500	—	5.28	December 23, 2019	(2)	—		—
	—	—	—	—		6,540	(3)	9,418	(7)
	—	—	—	—		58,050	(4)	83,592	(7)
	—	—	—	—		96,750	(5)	139,320	(7)
	—	—	—	—		80,500	(6)	115,920	(7)
John Harrington	37,500	187,500	2.31	June 18, 2028	(1)
	130,728	217,880	1.46	June 7, 2027	(1)	—		—
	217,880	130,728	2.19	June 20, 2026	(1)	—		—
	102,970	14,710	1.28	June 24, 2025	(1)	—		—
	121,152	—	1.65	June 17, 2024	(1)	—		—
	100,000	—	1.71	June 18, 2023	(1)	—		—
	22,500	—	5.28	December 23, 2019	(2)	—		—
	—	—	—	—		6,540	(3)	9,418	(7)
	—	—	—	—		56,022	(4)	80,672	(7)
	—	—	—	—		93,370	(5)	134,453	(7)
	—	—	—	—		78,750	(6)	113,400	(7)

(1)	Options have a ten year term and vest ratably over four years on a quarterly basis, except awards granted in 2018 which vest ratably over three years on a quarterly basis.

(2)	Options were granted on December 23, 2009 and vested ratably over one year on a quarterly basis, and thus were fully exercisable on December 24, 2010.

(3)	The stock awards reflected in this column consist of RSUs granted on June 24, 2015, which vest over four years on a quarterly basis.

(4)	The stock awards reflected in this column consist of RSUs granted on June 20, 2016, which vest over four years on a quarterly basis.

(5)	The stock awards reflected in this column consist of RSUs granted on June 7, 2017, which vest over four years on a quarterly basis.

(6)	The stock awards reflected in this column consist of RSUs granted on June 18, 2018, which vest over three years on a quarterly basis.

(7)	Value is based on the closing price of our Common Stock of $1.44 on December 31, 2018, as reported on NASDAQ.
2018 Options Exercised and Stock Vested
The following table provides information on all stock awards vested and the value realized upon vesting, by the named executive officers during fiscal 2018. None of our named executive officers exercised any stock options during 2018.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Gil Van Bokkelen	170,956	330,616
Laura Campbell	62,774	109,084
William (BJ) Lehmann	113,312	197,205
John Harrington	110,258	191,884

(1)
The value realized upon vesting of these RSUs is the product of multiplying the number of shares of Common Stock issued upon vesting by the market value of the underlying shares on the vesting date. It does not represent cash proceeds to the employee until the underlying shares are sold.

Potential Payments Upon Termination or Change in Control
Under their employment agreements, the named executive officers may be entitled to certain potential payments upon termination of employment. In the event that an executive officer’s employment is terminated without cause or the executive officer terminates employment for good reason, as defined in the agreements, we would be obligated to pay full base salary for a defined period, subject to mitigation related to other employment. The defined payment period is eighteen months for Dr. Gil Van Bokkelen and Dr. John Harrington, twelve months for Mr. William (BJ) Lehmann and six months for Ms. Laura Campbell. We would also be obligated to continue the participation of Dr. Gil Van Bokkelen and Dr. John Harrington in all medical, life and employee “welfare” benefit programs for a period of eighteen months at our expense, to the extent available and possible under the programs.
The agreements define “cause” to mean willful and continuous neglect of such executive officer’s duties or responsibilities or willful misconduct by the executive officer that is materially and manifestly injurious to our Company. “Good reason” includes, among other things, demotion, salary reduction, relocation without consent, failure to provide an executive officer with adequate and appropriate facilities and termination by the executive officer within 90 days of a change in control. A “change in control” occurs when (1) a person or group of persons purchases 50% or more of our consolidated assets or a majority of our voting shares, or (2) if, following a public offering, the directors of Athersys immediately following the offering no longer constitute a majority of the Board of Directors. Upon a change in control, or if the named executive officer should die or become permanently disabled, all unvested stock options and unvested RSUs become immediately vested and exercisable. As of December 31, 2018, each of the named executive officers held unvested stock options and RSUs, as reflected in the Outstanding Equity Awards at 2018 Fiscal Year-End table above.
In the event that an executive officer’s employment is terminated for cause or as a result of death, we would be obligated to pay full base salary and other benefits, including any unpaid expense reimbursements, through the date of termination, and would have no further obligations to the executive officer. In the event that an executive officer is unable to perform duties as a result of a disability, we would be obligated to pay full base salary and other benefits until employment is terminated and for a period of twelve months from the date of such termination.
The table below reflects the amount of compensation payable to each named executive officer in the event of termination of such executive’s employment by the Company without cause or by the executive for good reason, pursuant to such executive’s employment agreement. The amounts shown assume that such termination was effective as of December 31, 2018 and thus includes amounts earned through such time and are estimates of the amounts that would be paid out to executives upon such a termination of employment.

	Executive Benefit and Payments Upon Separation	Termination Without Cause or Voluntary For Good Reason ($)
Gil Van Bokkelen	Cash Severance Payment	825,000
	Continuation of Benefits	41,456
	Total	866,456
William (BJ) Lehmann, Jr.	Cash Severance Payment	421,750
	Continuation of Benefits	—
	Total	421,750
John Harrington	Cash Severance Payment	629,250
	Continuation of Benefits	41,456
	Total	670,706
Laura Campbell	Cash Severance Payment	143,750
	Continuation of Benefits	—
	Total	143,750

Director Compensation Table for 2018
The following table summarizes compensation paid to our non-employee Directors in 2018:

Name(a)	Fees Earned or Paid in Cash ($)(b)	Option Awards ($)(1)(d)	Total ($)(h)
Lee E. Babiss (Lead Director)	86,500	73,550	160,050
Hardy TS Kagimoto, M.D.(2)	—	—	—
Ismail Kola	45,000	73,550	118,550
Lorin J. Randall	80,000	73,550	153,550
Jack L. Wyszomierski	61,000	73,550	134,550
Jordan S. Davis(3)	24,500	—	24,500

(1)
Amounts in column (d) do not necessarily reflect compensation actually received by our Directors. The amounts in column (d) reflect the full grant date fair value of the equity awards made during the fiscal year ended December 31, 2018, in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in the notes to the 2018 audited consolidated financial statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2018. Dr. Babiss, Dr. Kola, Mr. Randall and Mr. Wyszomierski each had 305,000 option awards outstanding as of December 31, 2018. Mr. Davis had 65,000 option awards outstanding as of December 31, 2018.

(2)	Dr. Kagimoto is not compensated as he is not an independent director.

(3)	Mr. Davis did not stand for reelection as a Director at the 2018 Annual Meeting.
Under our 2018 Director compensation program for non-employee independent Directors, new Directors receive an initial stock option grant to purchase 60,000 shares of Common Stock at fair market value on the date of grant, which vests at a rate of 33.33% per year, with cliff vesting in year one and quarterly vesting in years two and three. Thereafter, the non-employee independent Directors receive annually an option award to purchase 50,000 shares of our Common Stock at fair market value on the date of grant, which vests quarterly over a one-year period, with such anniversary awards issued in June of each year in connection with our annual stockholder meeting. Directors awards have a term of ten years and upon the termination of the Director’s service, the Director has eighteen months in which to exercise the vested portion of his options prior to forfeiture.

Our Directors receive annual cash compensation retainers as set forth below:

Board Member	$40,000
Lead Director	$25,000
Audit Committee — Chairman	$20,000
Audit Committee — Member	$9,000
Compensation Committee — Chairman	$15,000
Compensation Committee — Member	$7,000
Nominations and Corporate Governance Committee — Chairman	$10,000
Nominations and Corporate Governance Committee — Member	$5,000
These annual retainers are paid in quarterly installments and Directors are reimbursed for reasonable out-of-pocket expenses incurred while attending Board and committee meetings.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section above and based on this review, has recommended to the Board of Directors the inclusion of the Compensation Discussion and Analysis in this proxy statement and the Company's annual report on Form 10-K for the fiscal year ended December 31, 2018.
Compensation Committee
Board of Directors
Lee E. Babiss
Lorin J. Randall
Jack W. Wyszomierski

BENEFICIAL OWNERSHIP OF COMMON STOCK
The following table sets forth certain information known to us regarding the beneficial ownership of our Common Stock as of April 1, 2019 (unless otherwise indicated below) by:

•	each person known by us to beneficially own more than 5% of our Common Stock;

•	each of our Directors;

•	each of the executive officers named in the 2018 Summary Compensation Table; and

•	all of our Directors and executive officers as a group.
We determined beneficial ownership in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock that could be issued upon the exercise of outstanding options, RSUs and warrants held by that person that are exercisable within 60 days of April 1, 2019 are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of each other person.
Percentage ownership calculations for beneficial ownership for each person or entity are based on 148,276,233 shares of Common Stock outstanding as of April 1, 2019.
Except as indicated in the footnotes to this table and pursuant to state community property laws, each stockholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them.

Name of Beneficial Owner	Number of Shares	Percent of Class
Greater Than 5% Stockholders
HEALIOS K.K.(1)	16,000,000	10.5%
BlackRock, Inc.(2)	7,555,866	5.1%
Directors and Executive Officers
Gil Van Bokkelen(3)	2,271,109	1.5%
Lee Babiss(4)	292,500	*
John Harrington(5)	1,217,214	*
Ismail Kola(4)	307,500	*
Lorin Randall(4)	292,500	*
Jack Wyszomierski(4)	292,500	*
Hardy TS Kagimoto(6)	16,000,000	10.5%
Laura Campbell(7)	978,305	*
William (BJ) Lehmann, Jr.(8)	1,075,409	*
All Directors and executive officers as a group (9 persons)	22,727,037	15.3%

*    Less than 1%.

(1)
Pursuant to the Schedule 13D filed on March 23, 2018, Healios beneficially owns 12,000,000 shares of Common Stock. Includes 4,000,000 shares of Common Stock issuable upon exercise of a warrant beneficially owned by Healios that are currently exercisable. This does not include 13,000,000 shares which are not exercisable as of April 1, 2019; these shares will become exercisable only in the event that Healios executes an option to expand into the China territory. The address for Healios is World Trade Center Building, 15F, 2-4-1 Hamamatsucho, Minato-ku, Tokyo, 105-6115, Japan.

(2)	Pursuant to Schedule 13G filed on February 7, 2019 reflecting shares as of December 31, 2018.

(3)	Includes vested options for 1,255,363 shares of Common Stock at a weighted average exercise price of $1.84 per share that vest within 60 days of April 1, 2019.

(4)	Includes vested options for 292,500 shares of Common Stock at a weighted average exercise price of $1.83 per share.

(5)	Includes vested options for 802,411 shares of Common Stock at a weighted average exercise price of $1.88 per share that vest within 60 days of April 1, 2019.

(6)
Includes the shares of Common Stock beneficially owned by Healios. Dr. Kagimoto is the Representative Director, President and Chief Executive Officer of Healios and may be deemed to have beneficial ownership of the shares of Common Stock beneficially owned by Healios.

(7)	Includes vested options for 536,593 shares of Common Stock at a weighted average exercise price of $1.84 per share that vest within 60 days of April 1, 2019.

(8)	Includes vested options for 832,828 shares of Common Stock at a weighted average exercise price of $1.88 per share that vest within 60 days of April 1, 2019.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such securities with the SEC. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file.
Based solely on a review of reports of ownership, reports of changes of ownership and written representations under Section 16(a) of the Exchange Act that were furnished to the Company during or with respect to fiscal year 2018 by persons who were, at any time during fiscal year 2018, Directors or officers of the Company or beneficial owners of more than 10% of the outstanding shares of Common Stock, all filing requirements for reporting persons were met in 2018, except that, due to an administrative error, one Form 4 filing that reported one transaction for Mr. Lehmann was filed a day late.

SUBMISSION OF STOCKHOLDER PROPOSALS AND ADDITIONAL INFORMATION
The Company must receive by January 2, 2020 any proposal of a stockholder intended to be presented at the 2020 annual meeting of stockholders of the Company, which we refer to as the 2020 Annual Meeting, and to be included in the Company’s proxy, notice of meeting and proxy statement related to the 2020 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act. Such proposals must be addressed to the Company, 3201 Carnegie Avenue, Cleveland, Ohio 44115 and should be submitted to the attention of the Secretary by certified mail, return receipt requested. Proposals of stockholders submitted outside the processes of Rule 14a-8 under the Exchange Act in connection with the 2020 Annual Meeting, which we refer to as Non-Rule 14a-8 Proposals, must be received by the Company by March 17, 2020 or such proposals will be considered untimely under Rule 14a-4(c) of the Exchange Act. The Company’s proxy related to the 2020 Annual Meeting may give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by the Company.
The Company will furnish without charge to each person from whom a proxy is being solicited, upon written request of any such person, a copy of the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2018, as filed with the SEC, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to: Athersys, Inc., 3201 Carnegie Avenue, Cleveland, Ohio 44115-2634, Attention: Corporate Secretary.
SOLICITATION OF PROXIES
The Company will bear the costs of soliciting proxies from its stockholders. In addition to the use of the mails, proxies may be solicited by the Directors, officers and employees of the Company by personal interview or telephone. Such Directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection with such solicitation.

OTHER MATTERS
The Directors know of no other matters that are likely to be brought before the Annual Meeting. The Company did not receive notice by March 13, 2019 of any other matter intended to be raised by a stockholder at the Annual Meeting. Therefore, the enclosed proxy card grants to the persons named in the proxy card the authority to vote in their best judgment regarding all other matters properly raised at the Annual Meeting.

By Order of the Board of Directors

/s/ William Lehmann, Jr.
William Lehmann, Jr.
Secretary
April 26, 2019
IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 12, 2019
This Proxy Statement and our Annual Report for the fiscal year ended December 31, 2018 are available free of charge at http://www.athersys.com/financial-information. We will furnish without charge to each person from whom a proxy is being solicited, upon written request of any such person, a copy of the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2018, as filed with the SEC. Requests for such copies should be directed to: Athersys, Inc., 3201 Carnegie Avenue, Cleveland, Ohio 44115-2634, Attention: Corporate Secretary.
For information on how to obtain directions to be able to attend the Annual Meeting and vote in person, please contact the Company’s Director of Corporate Communications & Investor Relations at khunady@athersys.com. You may also vote electronically at www.investorvote.com/ATHX or telephonically at 1-800-652-VOTE (8683) within the United States and Canada.

APPENDIX A
ATHERSYS, INC.

2019 EQUITY AND INCENTIVE COMPENSATION PLAN
1.    Purpose. The purpose of this Plan is to permit award grants to non-employee Directors, officers and other employees of the Company and its Subsidiaries, and certain consultants to the Company and its Subsidiaries, and to provide to such persons incentives and rewards for service and/or performance.
2.     Definitions. As used in this Plan:
(a)    “Appreciation Right” means a right granted pursuant to Section 5 of this Plan.
(b)     “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of an Appreciation Right.
(c)    “Board” means the Board of Directors of the Company.
(d)     “Cash Incentive Award” means a cash award granted pursuant to Section 8 of this Plan.
(e)     “Change in Control” has the meaning set forth in Section 13 of this Plan.
(f)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder, as such law and regulations may be amended from time to time.
(g)    “Committee” means the Compensation Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer this Plan pursuant to Section 11 of this Plan.
(h)    “Common Shares” means the shares of common stock, par value $0.001 per share, of the Company or any security into which such common stock may be changed by reason of any transaction or event of the type referred to in Section 12 of this Plan.
(i)    “Company” means Athersys, Inc., a Delaware corporation, and its successors.
(j)    “Date of Grant” means the date provided for by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Cash Incentive Awards, or other awards contemplated by Section 10 of this Plan, or a grant or sale of Restricted Stock, Restricted Stock Units, or other awards contemplated by Section 10 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).
(k)    “Director” means a member of the Board.
(l)    “Effective Date” means the date this Plan is approved by the Stockholders.
(m)    “Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the awards granted under this Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.
(n)    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.
(o)    “Incentive Stock Option” means an Option Right that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision.

(p)    “Incumbent Directors” means the individuals who, as of the Effective Date, are Directors of the Company and any individual becoming a Director subsequent to the Effective Date whose election, nomination for election by the Stockholders, or appointment was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.
(q)    “Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares, Performance Units or Cash Incentive Awards or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, dividend equivalents or other awards pursuant to this Plan. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the goals or actual levels of achievement regarding the Management Objectives, in whole or in part, as the Committee deems appropriate and equitable.
(r)    “Market Value per Share” means, as of any particular date, the closing price of a Common Share as reported for that date on the NASDAQ Stock Market or, if the Common Shares are not then listed on the NASDAQ Stock Market, on any other national securities exchange on which the Common Shares are listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the Common Shares, then the Market Value per Share shall be the fair market value as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the applicable Evidence of Award and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.
(s)    “Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.
(t)    “Option Price” means the purchase price payable on exercise of an Option Right.
(u)    “Option Right” means the right to purchase Common Shares upon exercise of an award granted pursuant to Section 4 of this Plan.
(v)    “Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time (i) a non-employee Director, (ii) an officer or other employee of the Company or any Subsidiary, including a person who has agreed to commence serving in such capacity within 90 days of the Date of Grant, or (iii) a person, including a consultant, who provides services to the Company or any Subsidiary that are equivalent to those typically provided by an employee (provided that such person satisfies the Form S-8 definition of an “employee”).
(w)    “Performance Period” means, in respect of a Cash Incentive Award, Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Cash Incentive Award, Performance Share or Performance Unit are to be achieved.
(x)    “Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 8 of this Plan.
(y)    “Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee.
(z)    “Plan” means this Athersys, Inc. 2019 Equity and Incentive Compensation Plan, as may be amended or amended and restated from time to time.

(aa)    “Predecessor Plan” means the Athersys, Inc. Amended and Restated 2007 Long-Term Incentive Plan, including as amended or amended and restated.
(bb)    “Restricted Stock” means Common Shares granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.
(cc)    “Restricted Stock Units” means an award made pursuant to Section 7 of this Plan of the right to receive Common Shares, cash or a combination thereof at the end of the applicable Restriction Period.
(dd)    “Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of this Plan.
(ee)    “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Base Price provided for with respect to the Appreciation Right.
(ff)    “Stockholder” means an individual or entity that owns one or more Common Shares.
(gg)    “Subsidiary” means a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, unincorporated association or other similar entity), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Company at the time owns or controls, directly or indirectly, more than 50% of the total combined voting power represented by all classes of stock issued by such corporation.
(hh)    “Voting Stock” means securities entitled to vote generally in the election of Directors.
3.    Shares Available Under this Plan.

(a)	Maximum Shares Available Under this Plan.

(i)
Subject to adjustment as provided in Section 12 of this Plan and the share counting rules set forth in Section 3(b) of this Plan, the number of Common Shares available under this Plan for awards of (A) Option Rights or Appreciation Rights, (B) Restricted Stock, (C) Restricted Stock Units, (D) Performance Shares or Performance Units, (E) awards contemplated by Section 10 of this Plan, or (F) dividend equivalents paid with respect to awards made under this Plan will not exceed in the aggregate (x) 18,483,912 Common Shares minus (y) as of the Effective Date, one Common Share for every one Common Share subject to an award granted under the Predecessor Plan between December 31, 2018 and the Effective Date. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(ii)
Subject to the share counting rules set forth in Section 3(b) of this Plan, the aggregate number of Common Shares available under Section 3(a)(i) of this Plan will be reduced by one Common Share for every one Common Share subject to an award granted under this Plan.

(b)    Share Counting Rules.

(i)
Except as provided in Section 23 of this Plan, if any award granted under this Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under Section 3(a)(i) above.

(ii)
If, after December 31, 2018, any Common Shares subject to an award granted under the Predecessor Plan are forfeited, or an award granted under the Predecessor Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under this Plan.

(iii)
Notwithstanding anything to the contrary contained in this Plan: (A) Common Shares withheld by the Company, tendered or otherwise used in payment of the Option Price of an Option Right will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan; (B) Common Shares withheld by the Company, tendered or otherwise used to satisfy tax withholding will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan; (C) Common Shares subject to a share-settled Appreciation Right that are not actually issued in connection with the settlement of such Appreciation Right on the exercise thereof will not be added back to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan; and (D) Common Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan.

(iv)
If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for Common Shares based on fair market value, such Common Shares will not count against the aggregate limit under Section 3(a)(i) of this Plan.

(c)    Limit on Incentive Stock Options. Notwithstanding anything to the contrary contained in this Plan, and subject to adjustment as provided in Section 12 of this Plan, the aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 15,000,000 Common Shares.
(d)    Non-Employee Director Compensation Limit. Notwithstanding anything to the contrary contained in this Plan, in no event will any non-employee Director in any one calendar year be granted (i) awards under this Plan, in the aggregate, with respect to more than 150,000 Common Shares, plus (ii) other compensation for such service in excess of $150,000 in cash.
4.    Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a)    Each grant will specify the number of Common Shares to which it pertains subject to the limitations set forth in Section 3 of this Plan.
(b)    Each grant will specify an Option Price per Common Share, which Option Price (except with respect to awards under Section 23 of this Plan) may not be less than the Market Value per Share on the Date of Grant.
(c)    Each grant will specify whether the Option Price will be payable (i) in cash, by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Common Shares owned by the Optionee having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, by the withholding of Common Shares otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the Common Shares so withheld will not be treated as issued and acquired by the Company upon such exercise), (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.

(d)    To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the Common Shares to which such exercise relates.
(e)    Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary, if any, that is necessary before any Option Rights or installments thereof will vest. Option Rights may provide for continued vesting or the earlier vesting of such Option Rights, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.
(f)    Any grant of Option Rights may specify Management Objectives regarding the vesting of such rights.
(g)    Option Rights granted under this Plan may be (i) options, including Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended to so qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.
(h)    No Option Right will be exercisable more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Option Right upon such terms and conditions as established by the Committee.
(i)    Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.
(j)    Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.
5.    Appreciation Rights.
(a)    The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to any Participant of Appreciation Rights. An Appreciation Right will be the right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise.
(b)    Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i)	Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, Common Shares or any combination thereof.

(ii)
Each grant will specify the period or periods of continuous service by the Participant with the Company or any Subsidiary, if any, that is necessary before the Appreciation Rights or installments thereof will vest. Appreciation Rights may provide for continued vesting or the earlier vesting of such Appreciation Rights, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(iii)	Any grant of Appreciation Rights may specify Management Objectives regarding the vesting of such Appreciation Rights.

(iv)	Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(v)
Each grant of Appreciation Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

(c)    Also, regarding Appreciation Rights:

(i)
Each grant will specify in respect of each Appreciation Right a Base Price, which (except with respect to awards under Section 23 of this Plan) may not be less than the Market Value per Share on the Date of Grant; and

(ii)
No Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Appreciation Right upon such terms and conditions as established by the Committee.

6.    Restricted Stock. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Stock to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a)    Each such grant or sale will constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting and other ownership rights (subject in particular to Section 6(g) of this Plan), but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter described.
(b)    Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.
(c)    Each such grant or sale will provide that the Restricted Stock covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Date of Grant or until achievement of Management Objectives referred to in Section 6(e) of this Plan.
(d)    Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Date of Grant (which restrictions may include rights of repurchase or first refusal of the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture while held by any transferee).
(e)    Any grant of Restricted Stock may specify Management Objectives regarding the vesting of such Restricted Stock.
(f)    Notwithstanding anything to the contrary contained in this Plan, Restricted Stock may provide for continued vesting or the earlier vesting of such Restricted Stock, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.
(g)    Any such grant or sale of Restricted Stock may require that any and all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and/or reinvested in additional shares of Restricted Stock, which will be subject to the same restrictions as the underlying award. For the avoidance of doubt, any such dividends or other distributions on Restricted Stock will be deferred until, and paid contingent upon, the vesting of such Restricted Stock.
(h)    Each grant or sale of Restricted Stock will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, (i) all certificates representing shares of Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares, or (ii) all shares of Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such shares of Restricted Stock.
7.    Restricted Stock Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a)    Each such grant or sale will constitute the agreement by the Company to deliver Common Shares or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include achievement regarding Management Objectives) during the Restriction Period as the Committee may specify.
(b)    Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.
(c)    Notwithstanding anything to the contrary contained in this Plan, Restricted Stock Units may provide for continued vesting or the earlier lapse or other modification of the Restriction Period, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.
(d)    During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Common Shares deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Committee may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on a deferred and contingent basis based upon the vesting of such Restricted Stock Units.
(e)    Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in Common Shares or cash, or a combination thereof.
(f)    Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.
8.    Cash Incentive Awards, Performance Shares and Performance Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards, Performance Shares and Performance Units. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a)    Each grant will specify the number or amount of Performance Shares or Performance Units, or amount payable with respect to a Cash Incentive Award, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.
(b)    The Performance Period with respect to each Cash Incentive Award or grant of Performance Shares or Performance Units will be such period of time as will be determined by the Committee, which may be subject to continued vesting or earlier lapse or other modification, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.
(c)    Each grant of a Cash Incentive Award, Performance Shares or Performance Units will specify Management Objectives regarding the earning of the award.
(d)    Each grant will specify the time and manner of payment of a Cash Incentive Award, Performance Shares or Performance Units that have been earned.
(e)    The Committee may, on the Date of Grant of Performance Shares or Performance Units, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional Common Shares, which dividend equivalents will be subject to deferral and payment on a contingent basis based on the Participant’s earning and vesting of the Performance Shares or Performance Units, as applicable, with respect to which such dividend equivalents are paid.
(f)    Each grant of a Cash Incentive Award, Performance Shares or Performance Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.
9.    Non-Employee Directors. If a non-employee Director subsequently becomes an employee of the Company or a Subsidiary while remaining a member of the Board, any award held under this Plan by such individual at the time of such commencement of employment will not be affected thereby. Non-employee Directors, pursuant to this Section 9, may be awarded, or may be permitted to elect to receive, pursuant to procedures established by the Committee, all or any portion of their annual retainer, meeting fees or other fees in Common Shares, Restricted Stock, Restricted Stock Units or other awards under this Plan in lieu of cash.
10.    Other Awards.
(a)    Subject to applicable law and the applicable limits set forth in Section 3 of this Plan, the Committee may authorize the grant to any Participant of Common Shares or such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the Common Shares or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Common Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 10 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Shares, other awards, notes or other property, as the Committee determines.
(b)    Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 10.
(c)    The Committee may authorize the grant of Common Shares as a bonus, or may authorize the grant of other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.
(d)    The Committee may, at or after the Date of Grant, authorize the payment of dividends or dividend equivalents on awards granted under this Section 10 on a deferred and contingent basis, either in cash or in additional Common Shares, based upon the earning and vesting of such awards.
(e)    Each grant of an award under this Section 10 will be evidenced by an Evidence of Award. Each such Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve, and will specify the time and terms of delivery of the applicable award.
(f)    Notwithstanding anything to the contrary contained in this Plan, awards under this Section 10 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.
11.    Administration of this Plan.
(a)    This Plan will be administered by the Committee; provided, however, that notwithstanding anything in this Plan to the contrary, the Board may grant awards under this Plan to non-employee Directors and administer this Plan with respect to such awards. The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.
(b)    The interpretation and construction by the Committee of any provision of this Plan or of any Evidence of Award (or related documents) and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.
(c)    To the extent permitted by law, the Committee may delegate to one or more of its members, to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Committee: (i) designate employees to be recipients of awards under this Plan; and (ii) determine the size of any such awards; provided, however, that (A) the Committee will not delegate such responsibilities to any such officer for awards granted to an employee who is an officer (for purposes of Section 16 of the Exchange Act), Director, or more than 10% “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act; (B) the resolution providing for such authorization shall set forth the total number of Common Shares such officer(s) may grant; and (C) the officer(s) will report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.
12.    Adjustments. The Committee shall make or provide for such adjustments in the number of and kind of Common Shares covered by outstanding Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of and kind of Common Shares covered by other awards granted pursuant to Section 10 of this Plan, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, respectively, in Cash Incentive Awards, and in other award terms, as the Committee, in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price, respectively, greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Committee shall also make or provide for such adjustments in the number of Common Shares specified in Section 3 of this Plan as the Committee in its sole discretion, exercised in good faith, determines is appropriate to reflect any transaction or event described in this Section 12; provided, however, that any such adjustment to the number specified in Section 3(c) of this Plan will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.
13.    Change in Control. For purposes of this Plan, except as may be otherwise prescribed by the Committee in an Evidence of Award made under this Plan, a “Change in Control” shall be deemed to have occurred upon the occurrence of any of the following events:
(a)    any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the combined voting power of the then-outstanding Voting Stock of the Company; provided, however, that:

(i)
for purposes of this Section 13(a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition of Voting Stock of the Company directly from the Company that is approved by a majority of the Incumbent Directors, (B) any acquisition of Voting Stock of the Company by the Company or any Subsidiary, (C) any acquisition of Voting Stock of the Company by the trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, and (D) any acquisition of Voting Stock of the Company by any Person pursuant to a Business Transaction that complies with clauses (i), (ii) and (iii) of Section 13(c) below;

(ii)
a Change in Control will not be deemed to have occurred if a Person is or becomes the beneficial owner of 35% or more of the Voting Stock of the Company as a result of a reduction in the number of shares of Voting Stock of the Company outstanding pursuant to a transaction or series of transactions that is approved by a majority of the Incumbent Directors unless and until such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of the Company representing 1% or more of the then-outstanding Voting Stock of the Company, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally; and

(iii)
if at least a majority of the Incumbent Directors determine in good faith that a Person has acquired beneficial ownership of 35% or more of the Voting Stock of the Company inadvertently, and such Person divests as promptly as practicable but no later than the date, if any, set by the Incumbent Board a sufficient number of shares so that such Person beneficially owns less than 35% of the Voting Stock of the Company, then no Change in Control shall have occurred as a result of such Person’s acquisition; or

(b)    a majority of the Board ceases to be comprised of Incumbent Directors; or
(c)    the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the stock or assets of another corporation, or other transaction (each, a “Business Transaction”), unless, in each case, immediately following such Business Transaction (i) the Voting Stock of the Company outstanding immediately prior to such Business Transaction continues to represent (either by remaining outstanding or by being converted into Voting Stock of the surviving entity or any parent thereof), more than 60% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (ii) no Person (other than the Company, such entity resulting from such Business Transaction or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such Business Transaction) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction, and (iii) at least a majority of the members of the Board of Directors of the entity resulting from such Business Transaction were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Transaction; or
(d)    approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Transaction that complies with clauses (i), (ii) and (iii) of Section 13(c) above.
14.    Detrimental Activity and Recapture Provisions. Any Evidence of Award may reference a clawback policy of the Company or provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the

Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either (a) during employment or other service with the Company or a Subsidiary, or (b) within a specified period after termination of such employment or service, engages in any detrimental activity, as described in the applicable Evidence of Award or such clawback policy. In addition, notwithstanding anything in this Plan to the contrary, any Evidence of Award or such clawback policy may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any Common Shares issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded.
15.    Non-U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company or any Subsidiary under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including sub-plans) (to be considered part of this Plan) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the Stockholders.
16.    Transferability.
(a)    Except as otherwise determined by the Committee, and subject to compliance with Section 18(b) of this Plan and Section 409A of the Code, no Option Right, Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Cash Incentive Award, award contemplated by Section 10 of this Plan or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except by will or the laws of descent and distribution. In no event will any such award granted under this Plan be transferred for value. Where transfer is permitted, references to “Participant” shall be construed, as the Committee deems appropriate, to include any permitted transferee to whom such award is transferred. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.
(b)    The Committee may specify on the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer, including minimum holding periods.
17.    Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Common Shares, and such Participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, the Company will withhold Common Shares having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax or other laws, the Participant may elect, unless otherwise determined by the Committee, to satisfy the obligation, in whole or in part, by having withheld, from the Common Shares required to be delivered to the Participant, Common Shares having a value equal to the amount required to be withheld or by delivering to the

Company other Common Shares held by such Participant. The Common Shares used for tax or other withholding will be valued at an amount equal to the fair market value of such Common Shares on the date the benefit is to be included in Participant’s income. In no event will the fair market value of the Common Shares to be withheld and delivered pursuant to this Section 17 exceed the minimum amount required to be withheld, unless (i) an additional amount can be withheld and not result in adverse accounting consequences, (ii) such additional withholding amount is authorized by the Committee, and (iii) the total amount withheld does not exceed the Participant’s estimated tax obligations attributable to the applicable transaction. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Common Shares acquired upon the exercise of Option Rights.
18.    Compliance with Section 409A of the Code.
(a)    To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.
(b)    Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owed by a Participant to the Company or any of its Subsidiaries.
(c)    If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the tenth business day of the seventh month after such separation from service.
(d)    Solely with respect to any award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for any purpose in respect of such award.
(e)    Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.
19.    Amendments.
(a)    The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan, for purposes of applicable stock exchange rules and except as permitted under Section 12 of this Plan, (i) would materially increase the benefits accruing to Participants under this

Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the Stockholders in order to comply with applicable law or the rules of the NASDAQ Stock Market or, if the Common Shares are not traded on the NASDAQ Stock Market, the principal national securities exchange upon which the Common Shares are traded or quoted, all as determined by the Board, then, such amendment will be subject to Stockholder approval and will not be effective unless and until such approval has been obtained.
(b)    Except in connection with a corporate transaction or event described in Section 12 of this Plan or in connection with a Change in Control, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding “underwater” Option Rights or Appreciation Rights (including following a Participant’s voluntary surrender of “underwater” Option Rights or Appreciation Rights) in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without Stockholder approval. This Section 19(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 12 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 19(b) may not be amended without approval by the Stockholders.
(c)    If permitted by Section 409A of the Code, but subject to the paragraph that follows, including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a Change in Control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any dividend equivalents or other awards made pursuant to Section 10 of this Plan subject to any vesting schedule or transfer restriction, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 16(b) of this Plan, the Committee may, in its sole discretion, provide for continued vesting or accelerate the time at which such Option Right, Appreciation Right or other award may vest or be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Cash Incentive Awards, Performance Shares or Performance Units will be deemed to have been earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.
(d)    Subject to Section 19(b) of this Plan, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively. Except for adjustments made pursuant to Section 12 of this Plan, no such amendment will materially impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.
20.    Governing Law. This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Delaware.
21.    Effective Date/Termination. This Plan will be effective as of the Effective Date. No grants will be made on or after the Effective Date under the Predecessor Plan, provided that outstanding awards granted under the Predecessor Plan will continue unaffected following the Effective Date. No grant will be made under this Plan on or after the tenth anniversary of the Effective Date, but all grants made prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan. For clarification purposes, the terms and conditions of this Plan shall not apply to or otherwise impact previously granted and outstanding awards under the Predecessor Plan, as applicable.
22.    Miscellaneous Provisions.
(a)    The Company will not be required to issue any fractional Common Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.
(b)    This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the

Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.
(c)    Except with respect to Section 22(e) of this Plan, to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.
(d)    No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or shares thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.
(e)    Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.
(f)    No Participant will have any rights as a Stockholder with respect to any Common Shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such Common Shares upon the share records of the Company.
(g)    The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.
(h)    Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of Common Shares under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the crediting of dividend equivalents or interest on the deferral amounts.
(i)    If any provision of this Plan is or becomes invalid or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect. Notwithstanding anything in this Plan or an Evidence of Award to the contrary, nothing in this Plan or in an Evidence of Award prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity a Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.
23.    Stock-Based Awards in Substitution for Awards Granted by Another Company. Notwithstanding anything in this Plan to the contrary:
(a)    Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Common Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.
(b)    In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by shareholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under this Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.
(c)    Any Common Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 23(a) or 23(b) of this Plan will not reduce the Common Shares available for issuance or transfer under this Plan or otherwise count against the limits contained in Section 3 of this Plan. In addition, no Common Shares subject to an award that is granted by, or becomes an obligation of, the Company under Sections 23(a) or 23(b) of this Plan, will be added to the aggregate limit contained in Section 3(a)(i) of this Plan.

Athersys inc.

VOTE

000004

ENDORSEMENT_LINE______________ SACKPACK_______________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59 p.m., Eastern Time, on June 11, 2019.

Online
Go to **www.investorvote.com/ATHX** or scan the QR code – login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/ATHX

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A PROPOSALS — THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE 7 LISTED DIRECTOR NOMINEES, FOR PROPOSALS 2, 3 AND 4, AND 1 YEAR FOR PROPOSAL 5.

+

1. To elect seven Directors nominated by the Board of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Gil Van Bokkelen	☐	☐	02 - John J. Harrington	☐	☐	03 - Lee E. Babiss	☐	☐
04 - Ismail Kola	☐	☐	05 - Lorin J. Randall	☐	☐	06 - Jack L. Wyszomierski	☐	☐
07 - Hardy TS Kagimoto	☐	☐						

	For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending Dec. 31, 2019.	☐	☐	☐
3. Approval of the Athersys, Inc. 2019 Equity and Incentive Compensation Plan.	☐	☐	☐
4. Approval, on an advisory basis, of named executive officer compensation.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
5. Recommendation, on an advisory basis, of the frequency of nonbinding advisory votes on named executive officer compensation.	☐	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /		

C 1234567890 JNT

74CV 417984

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

+

031RID

2019 Annual Meeting Admission Ticket

2019 Annual Meeting of Athersys, Inc. Shareholders

June 12, 2019, 8:30 a.m. EDT
The Ritz-Carlton
1515 W. 3rd Street, Cleveland, Ohio 44113

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/ATHX

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Athersys, Inc.

Notice of 2019 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — June 12, 2019

Dr. Gil Van Bokkelen, Mr. William Lehmann and Ms. Laura Campbell, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Athersys, Inc. to be held at The Ritz-Carlton 1515 W. 3rd Street, Cleveland, Ohio 44113 on June 12, 2019 at 8:30 a.m. EDT or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the seven listed Director nominees, FOR items 2-4 and 1 YEAR for item 5.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐